Exhibit 2.1

Agreement and Plan of Merger

Dated as of

January 20, 2020

By and Among

CSS Industries, Inc.,

IG Design Group Plc,

IG Design Group Americas, Inc.,

and

TOM MERGER SUB INC.

i

ii

EXHIBITS

Exhibit A - Definitions
Exhibit B - Conditions to the Offer
Exhibit C - Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (together with the Disclosure Letters and Exhibits hereto, this “Agreement”) is made as of the 20th day of January, 2020, by and among CSS Industries, Inc., a Delaware corporation (the “Company”), IG Design Group Americas, Inc., a Georgia corporation (“Parent”), TOM MERGER SUB INC., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and IG Design Group Plc, a public limited company incorporated and registered in England and Wales (“TopCo Parent”). Each of TopCo Parent, Parent, Merger Sub and the Company is sometimes referred to herein individually as a “Party” and collectively they are sometimes referred to herein as the “Parties.”

RECITALS

WHEREAS, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, the Offer to purchase all of the shares of Company Common Stock at a price per share of Company Common Stock equal to the Offer Price;

WHEREAS, as soon as practicable following the consummation of the Offer, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”) and each share of Company Common Stock outstanding that is not tendered and accepted pursuant to the Offer, other than shares of Company Common Stock owned, directly or indirectly, by Parent, the Company or Merger Sub, will be converted into the right to receive cash in an amount equal to the Offer Price (with the Merger being governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”));

WHEREAS, the Board of Directors of Merger Sub (i) has approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger and the Offer, and (ii) has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of each of Parent and TopCo Parent have approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger and the Offer, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Offer and the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger and the Offer, and (ii) has resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of common stock, par value $0.10 per share (the “Company Common Stock”), into the Offer; and

WHEREAS, the Company Board has determined and resolved that it is in the best interest of the Company and its stockholders to amend that certain Rights Agreement, dated as of November 11, 2019, by and between the Company and American Stock Transfer & Trust Company LLC (as amended, supplemented or otherwise modified from time to time, the “Rights Agreement”), to provide that the approval, execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Offer and the Merger, will not result in the grant of any rights under the Rights Agreement to become exercisable.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01          Definitions. Capitalized terms used in this Agreement have the meanings specified in the body of this Agreement or otherwise as specified in Exhibit A.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.01           The Offer.

(a)            Provided that this Agreement shall not have been terminated in accordance with Article IX, as promptly as practicable after the date hereof, Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock at a price per share equal to $9.40 net to seller in cash, without interest (such amount or any higher amount per share of Company Common Stock paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), subject to any deduction or withholding of Taxes in accordance with Section 3.01(h), on the terms and subject to the conditions set forth in this Agreement. The consummation of the Offer, and the obligation of Merger Sub to accept for payment and pay for any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, shall be subject only to: (i) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) in the Offer and not properly withdrawn prior to the Expiration Time that number of shares of Company Common Stock (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures but not yet delivered) that, together with the number of shares of Company Common Stock then owned by Parent, Merger Sub or any of their respective “affiliates” (as defined by Section 251(h)(6) of the DGCL), represents fifty-one percent (51%) of the shares of Company Common Stock then outstanding (the “Minimum Condition”), (ii) this Agreement not having been validly terminated in accordance with its terms (the “Termination Condition”) and (iii) the satisfaction, or waiver (to the extent such waiver is permitted by Applicable Law and this Agreement) by Parent or Merger Sub, of the other conditions and requirements set forth in Exhibit B (together with the Minimum Condition and the Termination Condition, the “Offer Conditions”).

(b)           Subject to the satisfaction, or waiver by Merger Sub in accordance with the terms of this Agreement, of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) at or as promptly as practicable following the Expiration Time (in any event, no later than the second Business Day immediately following the date on which the Expiration Time occurs), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and (ii) at or as promptly as practicable following the Expiration Time (in any event, no later than the third Business Day immediately following the date on which the Expiration Time occurs), pay the aggregate Offer Price (by delivery of funds to the depositary for the Offer) for, all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer. The Parties agree that the Offer and Merger Sub’s obligation to accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with the foregoing are not, and shall not be, subject to any condition other than the Offer Conditions.

2

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Offer Conditions. Merger Sub expressly reserves the right (in its sole discretion) to (i) increase the Offer Price, (ii) waive any Offer Conditions (other than the Minimum Condition, the Termination Condition and the Antitrust Condition) and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that (unless otherwise provided by this Agreement) without the prior written consent of the Company, Merger Sub shall not (and Parent shall cause Merger Sub not to) (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Termination Condition, the Minimum Condition or the Antitrust Condition, (iv) add to the conditions set forth in Exhibit B or modify or change any Offer Condition in a manner adverse in any material respect to any holders of Company Common Stock of the Company, (v) except as otherwise provided in this Section 2.01, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holders of Company Common Stock of the Company.

(d)           Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such time, the “Initial Expiration Time”), or if the Initial Expiration Time has been extended in accordance with this Agreement, on the date to which the Offer has been so extended (the Initial Expiration Time, or such later time and date to which the Initial Expiration Time has been extended in accordance with this Agreement, the “Expiration Time”).

3

(e)            Parent and Merger Sub agree that, if as of any scheduled Expiration Time, any of the Offer Conditions is not satisfied (other than the condition set forth in clause (b)(v) of Exhibit B, which by its nature is to be satisfied at the Expiration Time) or, in Merger Sub’s sole discretion, waived (if such Offer Condition is permitted to be waived pursuant to this Agreement and Applicable Law), then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of time of up to five (5) business days each (for this purpose, calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) (or such longer period as the Parties may agree in writing) in order to permit the satisfaction of such conditions; provided that, if at any scheduled Expiration Time, the only unsatisfied Offer Condition (other than the condition set forth in clause (b)(v) of Exhibit B, which by its nature is to be satisfied at the Expiration Time) is the Minimum Condition, (i) Merger Sub shall not be required to extend the Offer for more than a total of twenty (20) business days (for this purpose, calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) and (ii) if prior to any scheduled Expiration Time on or after such twentieth (20th) business day referred to in the foregoing clause (i) of this proviso, Merger Sub has received from the Company a written notice of the Company’s election that Merger Sub not so extend the Offer, Merger Sub shall not (and Parent shall not permit Merger Sub to) extend the Offer beyond such scheduled Expiration Time. Notwithstanding anything to the contrary in the foregoing, (A) Merger Sub shall not be required to, and without the Company’s prior written consent shall not (and Parent shall not permit Merger Sub to), extend the Offer to a date later than the Termination Date, (B) Merger Sub shall not (and Parent shall not permit Merger Sub to) extend the Offer if all Offer Conditions have been satisfied and (C) Merger Sub shall extend the Offer for any period or periods required by Applicable Law, including applicable rules, regulations, interpretations or positions of the SEC or its staff, or the New York Stock Exchange. In addition, notwithstanding anything in this Agreement to the contrary, (1) Merger Sub may from time to time, in its sole discretion, without the consent of the Company, extend the Offer on up to three (3) separate occasions for ten (10) business days each (for this purpose, calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act), if, as of any scheduled Expiration Time, (x) Parent and Merger Sub shall have waived the Funding Condition, (y) all of the other Offer Conditions (other than the Minimum Condition and the condition set forth in clause (b)(v) of Exhibit B, which by its nature is to be satisfied at the Expiration Time) have been satisfied or, in Merger Sub’s sole discretion, waived (to the extent such Offer Condition is permitted to be waived pursuant to this Agreement and Applicable Law) at such time and (z) the proceeds of the Financing have not actually been received by Merger Sub or TopCo Parent (either directly or through any of TopCo Parent’s Subsidiaries) and the Financing Sources have not unconditionally and irrevocably confirmed in writing to TopCo Parent, Parent or Merger Sub that all of the Financing will be available at the Offer Closing on the terms and conditions set forth in the Financing Letters, and (2) if the Funding Condition has been satisfied or waived by Parent and Merger Sub, then Merger Sub shall, if required by the Exchange Act, cause the Offer to be extended for a period of five (5) business days (for this purpose, calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act).

(f)            Merger Sub shall not (and Parent shall cause Merger Sub not to) terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except if this Agreement is validly terminated pursuant to Article IX. If this Agreement is validly terminated pursuant to Article IX, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one (1) business day) irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is validly terminated prior to the Acceptance Time, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with Applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(g)           Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

4

(h)           As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include as exhibits (without limitation) the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and a form of notice of guaranteed delivery (the Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments and supplements thereto, being referred to herein as the “Offer Documents”). The Company shall promptly furnish to Parent all information concerning the Company and its Affiliates required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub shall be entitled to include the Company Board Recommendation in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Company Common Stock, in each case as and to the extent required by all Applicable Laws, including the Exchange Act. If, prior to the Acceptance Time, any event occurs with respect to Parent or any Affiliate of Parent, or any change occurs with respect to other information included by Parent in the Offer Documents (other than information supplied by the Company for inclusion therein), on the one hand, or any event occurs with respect to the Company or any Subsidiary of the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Offer Documents, on the other hand, upon becoming aware of such information Parent or the Company, as applicable, shall promptly notify the other of such event and shall cooperate with the other to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by Applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Offer Documents and shall provide the Company with copies of all correspondence between Parent and its respective Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Offer Documents. Notwithstanding the foregoing, prior to filing or mailing the Offer Documents (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall (i) provide the Company with an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) consider in good faith all comments reasonably proposed by the Company. Parent and Merger Sub shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Exchange Act or any applicable foreign or state securities laws and the rules and regulations thereunder in connection with the Offer and the Merger.

(i)            For purposes of this Agreement and the Offer, unless agreed by Parent and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub.

5

Section 2.02           Company Actions.

(a)           The Company hereby approves of and consents to the Offer, the Merger, the Contemplated Transactions and each of the Offer Documents. The Company has been advised that all of its directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act) who own shares of Company Common Stock (giving effect to any conversion or exercise of other Company securities into shares of Company Common Stock) intend to tender their shares of Company Common Stock pursuant to the Offer. The Company agrees that no shares of Company Common Stock held by the Company (other than any such shares held on behalf of third parties, if any) will be tendered pursuant to the Offer.

(b)           The Company shall file on the date of the commencement of the Offer with the SEC, in accordance with Rule 14d-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall contain the Company Board Recommendation and the notice and other information required by Section 262(d)(2) of the DGCL; provided, however, that such document shall not be required to include the Company Board Recommendation if the Company Board shall have made a Change in the Company Board Recommendation in accordance with Section 7.01(d). Parent shall promptly furnish all information concerning Parent and its Affiliates to the Company as required by the Exchange Act or Applicable Law to be included therein. The Company shall promptly cause the Schedule 14D-9 to be disseminated to holders of shares of Company Common Stock, as and to the extent required by all Applicable Laws, including the Exchange Act, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. If, prior to the Acceptance Time, any event occurs with respect to the Company or any Subsidiary of the Company, or any change occurs with respect to other information included by the Company in the Schedule 14D-9 (other than information supplied by Parent for inclusion therein), on the one hand, or any event occurs with respect to Parent or any Affiliate of Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Schedule 14D-9, on the other hand, upon becoming aware of such information the Company or Parent, as applicable, shall promptly notify the other of such event and shall cooperate with the other in the prompt filing with the SEC of any necessary amendment or supplement to the Schedule 14D-9 and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. So long as the Company Board has not made a Change in the Company Board Recommendation in accordance with Section 7.01(d), the Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Schedule 14D-9 and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Schedule 14D-9. Notwithstanding the foregoing, so long as the Company Board has not made a Change in the Company Board Recommendation in accordance with Section 7.01(d), prior to filing or mailing the Schedule 14D-9 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) consider in good faith all comments reasonably proposed by Parent and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned. Without limiting the foregoing, so long as the Company Board has not made a Change in the Company Board Recommendation in accordance with Section 7.01(d), Parent, Merger Sub and their counsel shall have the right to participate with the Company or its counsel regarding any discussions or meetings with the SEC related to the Offer, the Merger or the other Contemplated Transactions to the extent such participation is not prohibited by the SEC.

6

(c)           The Company shall promptly after the date hereof, and from time to time as reasonably requested by Merger Sub or its agents, furnish or cause to be furnished to Merger Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files available to it containing the names and addresses of the record or beneficial owners of Company Common Stock as of the most recent practicable date, and shall promptly furnish Merger Sub with such information (including, but not limited to, updated lists of holders of Company Common Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating with the record and beneficial holders of Company Common Stock, in connection with the preparation and dissemination of the Offer Documents and the solicitation of tenders of shares of Company Common Stock in the Offer (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Parent and Merger Sub and their respective Representatives shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with such transactions and, if this Agreement is terminated, shall, upon request, deliver, and cause their agents to deliver, to the Company all copies, summaries and abstracts of such information then in their actual possession.

(d)           The Company shall instruct its transfer agent to register the transfer of shares of Company Common Stock accepted for payment effective immediately after the Acceptance Time.

Section 2.03          The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

Section 2.04           Closing; Merger Effective Time. Subject to the provisions of this Agreement, immediately following the Acceptance Time (the “Offer Closing”), the Parties shall take all necessary and appropriate actions to cause the Merger to become effective immediately following the Offer Closing, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL, including filing with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Certificate of Merger) (the “Merger Effective Time”). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Seyfarth Shaw LLP, 1075 Peachtree Street, NE, Suite 2500, Atlanta, GA 30309, or such other place as the Parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. Without limiting the foregoing, the Parties acknowledge and agree that the Merger shall be governed by Section 251(h) of the DGCL and effected at the Closing; provided, however, that, if, notwithstanding the foregoing, the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL for any reason, then the Parties shall take all reasonable actions necessary to cause the consummation of the Merger as promptly as practicable after the Offer Closing.

7

Section 2.05           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.06          Conversion of Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of the Company or Merger Sub:

(a)           All shares of Company Common Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Merger Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)           Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than (i) shares to be cancelled in accordance with Section 2.06(a), (ii) as expressly set forth in Section 3.02 and (iii) subject to the provisions of Section 2.10) shall, at the Merger Effective Time, be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”) less any withholding in accordance with Section 3.01(h).

(c)           As of the Merger Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.06 shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Merger Effective Time represented any such shares of Company Common Stock (a “Certificate”) or (ii) shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and as provided by the Agreement or Applicable Law.

(d)           At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of securities of the Company or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.07           Charter and Bylaws of Surviving Corporation.

(a)           The certificate of incorporation of the Company immediately prior to the Merger Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Common Stock, amended and restated in its entirety as set forth in Exhibit C hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and Applicable Law.

8

(b)           The bylaws of Merger Sub immediately prior to the Merger Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Common Stock, the bylaws of the Surviving Corporation until thereafter duly amended in accordance with such bylaws and Applicable Law.

Section 2.08           Directors and Officers. The directors of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

Section 2.09          Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Merger Effective Time or (ii) any termination of this Agreement in accordance with Article IX, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Offer Price and the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock (including Company Stock Options exercisable for Company Common Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.09 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.10         Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Merger Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.06, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.06. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

9

Section 2.11          Further Assurances. If, at any time after the Merger Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; CONVERSION OF EQUITY AWARDS

Section 3.01          Payment of Merger Consideration.

(a)           Paying Agent. Prior to the Merger Effective Time, Parent shall enter into a customary paying agent agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), and shall deposit with the Paying Agent for the benefit of the holders of shares of Company Common Stock cash in an aggregate amount necessary to pay the Merger Consideration (such cash provided to the Paying Agent, hereinafter referred to as the “Merger Fund”). The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.06 out of the Merger Fund. Except as provided in Section 3.01(g), the Merger Fund shall not be used for any other purpose.

(b)           Payment Procedures.

(i)            Certificates. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Merger Effective Time and in any event not later than the third Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.06, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the aggregate Merger Consideration in respect thereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

10

(ii)           Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.06 shall automatically upon the Merger Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver the aggregate Merger Consideration in respect thereof as promptly as practicable after the Merger Effective Time. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c)           The Merger Consideration paid in accordance with the terms of this Article III upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)            Any portion of the Merger Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of Company Common Stock on the sixth-month anniversary of the Merger Effective Time shall, subject to any abandoned property, escheat or similar Applicable Law, be delivered to the Surviving Corporation, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

(e)            None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

11

(g)           The Paying Agent shall invest the Merger Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article III. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(h)           Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Applicable Law. Any amount deducted or withheld pursuant to this Section 3.01(h) and paid over to the relevant Taxing Authority shall be treated as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

Section 3.02           Treatment of Company Equity Awards and Cash Awards. Except as otherwise agreed upon by the holder and Parent in writing, the following treatment shall apply to the Company’s equity compensation and cash awards:

(a)            Company Stock Options. At the Merger Effective Time, each Company Stock Option that is outstanding immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall, automatically and without any required action on the part of the holder thereof, be cancelled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per share of such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock issuable upon the exercise of such Company Stock Option as of immediately prior to the Merger Effective Time, less any applicable Taxes required to be withheld as provided in Section 3.01(h), which amount shall be payable in accordance with the Company’s standard payroll procedures as soon as reasonably practicable following the Merger Effective Time. For the avoidance of doubt, if the exercise price per share of a Company Stock Option exceeds the Offer Price, such Company Stock Option shall be cancelled at the Merger Effective Time without payment of any consideration.

12

(b)           Company Restricted Stock. At the Merger Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Merger Effective Time shall vest in full and become free of restrictions and any repurchase rights applicable thereto shall lapse, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the Offer Price, less any applicable Taxes required to be withheld as provided in Section 3.01(h), which amount shall be payable in accordance with the Company’s standard payroll procedures as soon as reasonably practicable following the Merger Effective Time.

(c)           Company RSUs. At the Merger Effective Time, each Company RSU that is outstanding immediately prior to the Merger Effective Time shall vest in full and become free of restrictions and any repurchase rights applicable thereto shall lapse, and the holder of such Company RSU (whether vested prior to the Merger Effective Time or as a result thereof) shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (i) the Offer Price, multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Merger Effective Time, less any applicable Taxes required to be withheld as provided in Section 3.01(h), which amount shall be payable in accordance with the Company’s standard payroll procedures as soon as reasonably practicable following the Merger Effective Time; provided that, notwithstanding anything to the contrary contained in this Section 3.02(c), if required to comply with Section 409A of the Code, such amount shall be paid on the settlement date for such Company RSU specified under the terms of the applicable award agreement.

(d)           Company PSUs. At the Merger Effective Time, each Company PSU that is outstanding immediately prior to the Merger Effective Time shall be canceled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (i) the Offer Price, multiplied by (ii) the PSU Amount, less any applicable Taxes required to be withheld as provided in Section 3.01(h), which amount shall be payable in accordance with the Company’s standard payroll procedures as soon as reasonably practicable following the Merger Effective Time; provided that, notwithstanding anything to the contrary in this Section 3.02(d), if required to comply with Section 409A of the Code, such amount shall be paid on the settlement date for such Company PSU specified under the terms of the applicable award agreement. For purposes of this Agreement, “PSU Amount” means, with respect to any Company PSU outstanding immediately prior to the Merger Effective Time, the target number of units subject to the Company PSU.

(e)           Company Actions. As soon as practicable after the date hereof, and in any event prior to the Merger Effective Time, the Company and the Company Board (or applicable committee thereof) shall adopt resolutions to (i) terminate the Company Stock Plans on the Closing Date; and (ii) effectuate treatment of the Company’s equity compensation awards, as contemplated by this Section 3.02, and ensure that, after the Merger Effective Time, (A) no former or current holder of a Company equity compensation award or cash award or any current or former participant in any Company Stock Plan or Company Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, TopCo Parent or Parent and (B) no holder of a Company equity compensation award or cash award shall have any right to receive any payment or benefit with respect to such Company equity compensation award or cash award, except as provided in this Section 3.02; provided that no such action shall terminate, cancel or otherwise affect any restrictive covenant binding on the holder of any Company Stock Option, Company Restricted Stock, Company RSU, and/or Company PSU that is contained in the Company Stock Plans or the corresponding award agreement(s), to the extent such restrictive covenant would otherwise survive such action.

13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed or identified in (i) the Company SEC Documents filed with or furnished to the SEC pursuant to section 13(a), 13(c), 14, or 15(d) of the Exchange Act from March 31, 2018 until the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such Company SEC Documents to the extent they are predictive or forward looking in nature, or (ii) the Company Disclosure Letter, the Company hereby represents and warrants to each of TopCo Parent, Parent and Merger Sub as follows:

Section 4.01          Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the corporation laws of the jurisdiction of its incorporation and has all corporate power and authority to own its properties and carry on its business as conducted. Except as has not had, or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company’s Subsidiaries is duly incorporated or formed, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction of organization) under the Applicable Laws of its respective jurisdiction of organization and has all corporate power and authority to own its properties and carry on its business as conducted.

Section 4.02          Corporate Authorization.

(a)           The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to the satisfaction of the requirements of Section 251(h) of the DGCL, to consummate the Contemplated Transactions, including the Offer and the Merger. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions, including the Offer and the Merger, have been duly authorized by all requisite corporate action on the part of the Company.

(b)            This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding at law or in equity).

14

Section 4.03           Capitalization.

(a)            The authorized capital stock of the Company consists of: 25,000,000 shares of Company Common Stock and 1,029,036 shares of Company Preferred Stock. As of the close of business on January 17, 2020 (the “Company Capitalization Date”), 8,880,297 shares of Company Common Stock are issued and outstanding (not including shares held in treasury); 5,822,790 shares of Company Common Stock were issued and held by the Company in its treasury; no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; 263,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options; an aggregate of 455,682 shares of Company RSUs and Company PSUs were issued and outstanding; and an aggregate of 718,682 shares of Company Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Company Stock Plans. Except as described in the preceding sentence and the Rights Agreement, as of the Company Capitalization Date, (A) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or (I) obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company, (II) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment or (III) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of the Company Common Stock and (B) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All outstanding shares of Company Common Stock are, and all such shares of Company Common Stock which may be issued prior to the Merger Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Contracts or any provision of the certificate of incorporation or the bylaws of the Company.

(b)           There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.04           Subsidiaries.

(a)           As of the Merger Effective Time, (i) the Company will own, directly or indirectly, all equity interests in each of its Subsidiaries as of the date hereof in substantially the manner set forth in Section 4.04(b) of the Company Disclosure Letter, in each case, free and clear of all Liens other than restrictions imposed by applicable securities laws and regulations, (ii) all equity interests in the Company’s Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the equity interests in the Subsidiaries of the Company or (B) obligating any Subsidiary of the Company to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

15

(b)           Section 4.04(b) of the Company Disclosure Letter sets forth a list of all of the Subsidiaries of the Company as of the date hereof, each such Subsidiary’s jurisdiction of incorporation or formation and the Company’s respective (direct or indirect) ownership interest in each such Subsidiary. Except for its interests in the Subsidiaries set forth in Section 4.04(b) of the Company Disclosure Letter or in any Subsidiaries created or acquired as permitted by Section 6.01(a), as of the Merger Effective Time, the Company will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

Section 4.05           No Conflict; Board Approval.

(a)            Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 4.05 of the Company Disclosure Letter have been obtained, all filings and notifications listed in Section 4.06 or in Section 4.06 of the Company Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to Parent or its Affiliates, the execution, delivery and performance by the Company of this Agreement does not, and will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of the Company or any Subsidiary of the Company or (ii) (A) contravene or conflict with or violate any Applicable Law or Governmental Order applicable to the Company or any Subsidiary of the Company, (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Company Material Contract or (C) (1) result in the creation or the imposition of (y) any Lien upon any assets of the Company or any of its Subsidiaries (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of the Company or any of its Subsidiaries or (2) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the Company or any of its Subsidiaries, except in the case of clauses (ii)(A), (ii)(B), (ii)(C)(1)(y) and (ii)(C)(2) as would not reasonably be expected to (I) materially and adversely affect the ability of the Company or any of its Subsidiaries to carry out its obligations under, and to consummate the Contemplated Transactions, or (II) otherwise have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Offer and the Merger and the other Contemplated Transactions are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) subject to the provisions of Section 7.01(d), resolved to recommend that the Company’s stockholders accept the Offer and tender their Company Common Stock to Merger Sub in the Offer (such recommendation, the “Company Board Recommendation”).

16

Section 4.06           Governmental Consents and Approvals. Except as set forth in Section 4.06 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws, (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.04, (c) the filing with the SEC of the Schedule 14D-9 and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by the Company of the Contemplated Transactions or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (e) compliance with the rules and regulations of the New York Stock Exchange as required in connection with the Contemplated Transactions or (f) as a result of any facts or circumstances relating to Parent or any of its Affiliates.

Section 4.07           Financial Information.

(a)            Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Documents (i) presented fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect), (ii) was prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iii) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates.

17

(b)           The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide assurances that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and principal financial officer of the Company (or persons acting in such capacities) required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and made available to Parent a summary of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them by the Public Company Accounting Oversight Board. Since March 31, 2019, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor, accountant, or Representative of the Company has received notice of any material complaint, allegation, assertion of claim, whether written or oral, regarding accounting or auditing practices, procedures, methodologies or methods of the Company’s internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of the Company’s Subsidiaries, whether or not employed by the Company has reported evidence of a material violation of Applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. As used in this Section 4.07(b), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)            The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient in all material respects to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP applied on a consistent basis, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the Company’s financial statements, including exposing the Company to violations of anti-corruption laws as enforced by the SEC, whether or not material, including the Foreign Corrupt Practices Act of 1977 and the Travel Act. To the knowledge of the Company, neither the Company nor the Company’s auditors have identified any “significant deficiencies” or “material weaknesses” in the design or operation of such internal controls that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of and for the fiscal year ended March 31, 2019 (nor has any such deficiency, weakness or fraud been identified to the Company’s auditors, senior management of the Company and/or the Company Board since such date).

(d)          Except (i) as set forth in the consolidated financial statements contained (or incorporated by reference) in the Company SEC Documents or the notes thereto, (ii) fees and expenses arising out of or in connection with this Agreement (iii) as specifically contemplated by this Agreement or (iv) as set forth in Section 4.07(d) of the Company Disclosure Letter, since March 31, 2019, the Company and its Subsidiaries have not incurred any Liabilities that are of a nature that would be required to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto prepared in conformity with GAAP, other than Liabilities incurred in the ordinary course of business or Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

18

(e)           Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) all inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, and (ii) the quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

(f)            The Company is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(g)           Each of the principal executive officer and the principal financial officer of the Company (or each person acting in such capacity or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the New York Stock Exchange except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08          Absence of Certain Changes. Since March 31, 2019, (i) there has not occurred any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) except as contemplated by or permitted under this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects and (iii) except as set forth in Section 4.08(iii) of the Company Disclosure Letter, there has not been any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Merger Effective Time, would constitute a breach of Section 6.01.

Section 4.09          Litigation. As of the date hereof, except as set forth in Section 4.09 of the Company Disclosure Letter, there is no Proceeding by or against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by the Company of the Contemplated Transactions.

19

Section 4.10         Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, when filed with the SEC, or when distributed or disseminated to the Company’s stockholders and at the Expiration Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 which were not supplied by or on behalf of the Company.

Section 4.11         Compliance with Laws. Since March 31, 2016, the Company and its Subsidiaries have conducted their businesses in all material respects in compliance with all Applicable Laws and Governmental Orders applicable to the businesses of the Company and its Subsidiaries, and their businesses are not in material violation of any such Applicable Law or Governmental Order. The Company and each of its Subsidiaries has obtained and is, in all material respects, in compliance with all material Permits that are necessary to conduct its business or to own, lease or operate its facilities.

Section 4.12           Intellectual Property.

(a)            Except as set forth in Section 4.12 of the Company Disclosure Letter:

(i)            with respect to all material patents and patent applications and material registrations and applications for trademarks and copyrights owned by the Company and its Subsidiaries (together with all other material Intellectual Property owned by the Company and its Subsidiaries, the “Company Owned Intellectual Property”), all such Company Owned Intellectual Property is subsisting and, to the knowledge of the Company, except with respect to applications, is valid and enforceable;

(ii)            to the knowledge of the Company, the conduct of, and the use of the Company Owned Intellectual Property in connection with, the respective businesses of the Company and its Subsidiaries as heretofore conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Persons, except to the extent that such conflict, infringement, misappropriation or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii)           to the knowledge of the Company, the Company and the other Company Entities have taken reasonable measures to protect the confidentiality of all such Company Owned Intellectual Property that is considered confidential or proprietary by the Company as of the date of this Agreement (except for such Company Owned Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such Company Owned Intellectual Property;

20

(iv)          there is no (A) Proceeding initiated by any other Person pending or, to the knowledge of the Company, threatened in writing against the Company or any other Company Entity (1) concerning the matters described in Section 4.12(a)(ii) or (2) challenging the validity, enforceability or ownership of any material Company Owned Intellectual Property; provided, in each case, that any Proceeding that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company or any Company Entity shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against the Company or any Company Entity or settlement agreement that a Company Entity is a party to or, to the knowledge of the Company, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Company Owned Intellectual Property; and

(v)           the right, title and interest in and to all Company Owned Intellectual Property is owned solely and exclusively by one or more of the Company Entities.

(b)           Since March 31, 2016, to the knowledge of the Company, (i) there have been no security breaches in the information technology systems of, used by or affecting the business of the Company and its Subsidiaries and (ii) there have been no disruptions in any information technology systems that adversely affected the business of the Company and its Subsidiaries, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The Company Entities, in connection with the conduct of the business of the Company and its Subsidiaries, have, at all times since March 31, 2016, complied, in all material respects, with the Company’s own posted or otherwise binding privacy policies and Applicable Law, relating to privacy, data protection, or the collection, retention, protection and use of personal information (“PII”). No Proceedings have been asserted or, to the knowledge of the Company, threatened in writing against any Company Entity, alleging a violation of any Person’s privacy, PII or data rights in relation to the conduct of the business of the Company and its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In connection with the operation of the business of the Company and its Subsidiaries, the Company Entities take measures to protect PII against unauthorized access, use, modification, disclosure, or other misuse.

(d)           There is no material license under which a Company Entity is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any Intellectual Property, or is restricted in its right to use any Intellectual Property (excluding (i) licenses for commercially available software and hardware which involved aggregate payments by the Company or any of its Subsidiaries that did not exceed $100,000 during the calendar year ended December 31, 2017, or which are reasonably expected to involve aggregate payments by the Company or any of its Subsidiaries that will not exceed $100,000 during any future calendar year, or (ii) grants or licenses to any other Person in the ordinary course of business) (each such license, “Company License”), for which the termination thereof or the restriction or loss of rights thereunder would reasonably be expected to have a Company Material Adverse Effect. Each Company License is valid and binding on the applicable Company Entity and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding at law or in equity). No Company Entity is in material breach of, or material default under, any Company License to which it is a party.

21

Section 4.13           Real Property.

(a)           Section 4.13(a) of the Company Disclosure Letter sets forth, with respect to each parcel of the Company Leased Real Property existing as of the date hereof, the Contracts which provide the Company with rights to lease, sublease, license, use or otherwise occupy such parcel of the Company Leased Real Property as of the date hereof, including any amendments or modifications thereto (all such Contracts, together with the Contracts that provide the Company with rights to lease, sublease, license, use or otherwise occupy the Company Leased Real Property as of the Closing Date, including any amendments or modifications thereto, collectively, the “Company Leases”), the address (or other identifying description) of such parcel and the identity of the lessor, lessee and current occupant (if different from lessee) of such parcel. True, correct and complete copies of all Company Leases existing as of the date hereof have been provided to Parent. The Company (i) has a valid and binding leasehold interest in, and enjoys peaceful and undisturbed possession of, each parcel of the Company Leased Real Property existing as of the date of this Agreement and (ii) will have a valid and binding leasehold interest in each parcel of the Company Leased Real Property that will exist as of the Closing Date, in each case, free and clear of all Liens, other than Permitted Liens.

(b)          With respect to each Company Lease, neither the applicable Company Entity nor, to the knowledge of the Company, any counterparty thereto is in default thereunder in any material respect, and there are no events which with the passage of time or notice, or both, would constitute a material default thereunder on the part of such Company Entity, or, to the knowledge of the Company, any other party thereto. The Company Leased Real Property is in compliance in all material respects with all laws, rules, regulations and ordinances related to the business as it is currently conducted on such Company Leased Real Property. Except as otherwise indicated on Section 4.13(b) of the Company Disclosure Letter, no Company Entity has subleased or granted to a third party any right to use or occupy all or any portion of the Company Leased Real Property other than in the ordinary course of business.

(c)            To the knowledge of the Company, there are no eminent domain or similar Proceedings pending or threatened in writing affecting all or any material portion of the Company Leased Real Property. To the knowledge of the Company, there is no writ, injunction, decree, order or judgment outstanding, nor any action claim, suit or other Proceeding pending or threatened in writing, relating to the ownership, lease, use, occupancy or operation by any Person of the Company Leased Real Property. The buildings, improvements and structures located on the Company Leased Real Property are in good operating condition and repair.

22

(d)        Section 4.13(d) of the Company Disclosure Letter sets forth the address (or other identifying description) and the identity of the fee owner of each parcel of Company Owned Real Property. A Company Entity has good and marketable fee simple title in and to each parcel of the Company Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Owned Real Property or any portion thereof or interest therein. Other than pursuant to easements of record, no Company Entity has leased or granted any right to use or occupy all or any portion of the Company Owned Real Property to a third party, whether as tenants, subtenants, trespassers or otherwise. There is no condemnation or other Proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting the Company Owned Real Property or any portion thereof or interest therein. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or other Proceeding pending or, to the knowledge of the Company, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Company Owned Real Property.

Section 4.14        Employee Benefit Matters.

(a)         U.S. Company Plans and Material Documents. Section 4.14(a) of the Company Disclosure Letter lists, as of the date hereof, all material U.S. Company Plans. “U.S. Company Plans” means: (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and (iii) employment, termination, severance, retention or other Contracts, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries, in each case, for the benefit of any U.S. Company Employee or to which any U.S. Company Employee is a party, but excluding any employee offer letter or employment agreement providing solely for base compensation, employment terminable “at will,” participation in broad-based benefit plans of the Company or its Subsidiaries, and the applicability of general Company policies and procedures. With respect to each U.S. Company Plan, the Company has made available to Parent (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto, (ii) copies of (1) the most recent summary plan description and any summaries of material modifications thereto and (2) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the Department of Labor and (iii) the most recent determination or opinion letter received from the IRS (if any).

23

(b)        Non-U.S. Company Plans and Material Documents. Section 4.14(b) of the Company Disclosure Letter lists, as of the date hereof, all material Non-U.S. Company Plans. “Non-U.S. Company Plans” means (i) employee benefit plans, (ii) bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and (iii) all employment, termination, severance or other Contracts, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries, in each case, for the benefit of any Non-U.S. Company Employee or to which any Non-U.S. Company Employee is a party (other than statutory plans) but excluding any employee offer letter or employment agreement providing solely for base compensation, employment terminable without giving rise to liability other than accrued compensation, participation in broad-based benefit plans of the Company or its Subsidiaries, and the applicability of general Company policies and procedures (“Company Plans” means the U.S. Company Plans and Non-U.S. Company Plans). With respect to each Non-U.S. Company Plan, the Company has made available to Parent (i) (x) a true and complete copy of the current plan document and any material amendments thereto and (y) copies of the most recent summary plan description and any summaries of material modifications thereto or (ii) for any Non-U.S. Company Plan for which neither a plan document nor a summary plan description exists, a written description of such Non-U.S. Company Plan.

(c)        Since March 31, 2016, each Company Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and as applicable is in compliance in all material respects with ERISA, the Code and all other Applicable Laws. Since March 31, 2016, all employer and employee contributions required to have been made by the Company to each U.S. Company Plan have, in all material respects, been timely made. There is no Proceeding pending, or to the knowledge of the Company threatened, with respect to any U.S. Company Plan, other than ordinary course claims for benefits, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each U.S. Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or an application for a favorable determination by the IRS has been timely filed and is currently pending, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to result in a loss of the Tax-qualified status of such U.S. Company Plan under Section 401(a) of the Code.

(d)         Except as set forth in Section 4.14(d) of the Company Disclosure Letter, (i) no Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of the Company of incurring any such Liability, other than Liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), and (ii) no U.S. Company Plan that is a Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing. Neither the Company nor any of its ERISA Affiliates has, within the preceding six (6) years from the date hereof, withdrawn in a complete or partial withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA) or incurred any Liability under Section 4204 of ERISA that has not been satisfied in full, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

24

(e)        Since March 31, 2016, each Non-U.S. Company Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with Applicable Laws. Since March 31, 2016, each Non-U.S. Company Plan required to be registered or approved by a non-U.S. Governmental Authority has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Company Plan that could reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company. Each Non-U.S. Company Plan is funded or insured in material compliance with Applicable Law.

(f)         Except as set forth in Section 4.14(f) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or any other Contemplated Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Company Employee, director, officer or independent contractor to any material compensation or benefit, (ii) accelerate the time of payment, funding or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Plan or (iii) result in any material breach or violation of or default under, or limit the Company’s right to amend, modify or terminate, any Company Plan, in each case, except as provided in this Agreement or pursuant to Applicable Law. Except as disclosed in Section 4.14(f) of the Company Disclosure Letter, no amounts payable under the Company Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the Contemplated Transactions, either alone or in combination with another event, and neither the Company nor any Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

Section 4.15        Labor Matters. Section 4.15 of the Company Disclosure Letter lists, as of the date hereof, each collective bargaining agreement or similar labor agreement that is applicable to any Company Employee as of the date hereof, and its Subsidiaries, including unionized Company Employees, to which the Company or any of its Subsidiaries is a party, including arrangements with works councils and other similar employee representative bodies representing any employee of the Company and its Subsidiaries, and according to which the Company and its Subsidiaries will have outstanding rights or obligations on and following the Closing (together with such collective bargaining agreements, the “Company Union Contracts”). The Company has made available to Parent each Company Union Contract. As of the date hereof, (a) there are no material strikes or lockouts with respect to any unionized Company Employees pending or, to the Company’s knowledge, threatened in writing, (b) there is no material union organizing effort pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing affecting the Company or any of its Subsidiaries and (d) there is no material slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries, including any unionized Company Employees. The Company and each of its Subsidiaries conducts, and since March 31, 2016 has conducted, its business, in all material respects, in compliance with all material Applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards. To the knowledge of the Company, as of the date of this Agreement, no employee of the Company or any of its Subsidiaries is in violation of any material term of any employment or nondisclosure agreement, fiduciary duty or restrictive covenant for the benefit of the Company or any of its Subsidiaries or a former employer of any such employee. To the knowledge of the Company, since March 31, 2016, no allegations of sexual harassment or sexual misconduct have been made against (i) any current or former director or officer of the Company or any of its Subsidiaries or (ii) any current employee of the Company or any of its Subsidiaries. Since March 31, 2016, neither the Company nor any of its Subsidiaries have entered into any material settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, or employee of the Company or any of its Subsidiaries.

25

Section 4.16        Taxes. Except as set forth in Section 4.16 of the Company Disclosure Letter,

(a)        all material Tax Returns required to have been filed by, or with respect to, the Company and its Subsidiaries have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects;

(b)        all material Taxes required to be paid by the Company and its Subsidiaries (whether or not reflected on such Tax Returns) have been paid in full or will be timely paid in full;

(c)        no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn;

(d)        there are no material Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Liens);

(e)        none of the Company nor its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to this Agreement;

(f)         none of the Company nor its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(g)        none of the Company nor its Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

Section 4.17        Company Material Contracts.

(a)        Except as set forth in Section 4.17 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries are parties to or otherwise bound by or subject to (Contracts of the following types, the “Company Material Contracts”):

(i)       Contracts (other than any purchase order that specifies price, quantity or delivery terms but does not otherwise vary the terms of any other Contract pursuant to which such purchase order was made in any material respect) for the purchase of products or for the receipt of services from the top twenty (20) suppliers of the Company Entities during the fiscal year ended March 31, 2019, determined on a consolidated basis based on the amount of gross purchases made by the Company Entities therefrom;

26

(ii)       Contracts (other than any purchase order that specifies price, quantity or delivery terms but does not otherwise vary the terms of any other Contract pursuant to which such purchase order was made in any material respect) for the furnishing of products or services by the Company Entities to the top twenty (20) customers of the Company Entities during the fiscal year ended March 31, 2019, determined on a consolidated basis based on the amount of net merchandise sales (gross merchandise sales less merchandise credit memos and merchandise discounts and rebates) made by the Company Entities thereto;

(iii)     Contracts concerning the establishment or operation of a material partnership, joint venture or limited liability company (other than any such Contract between the Company or any of its Subsidiaries and another Subsidiary of the Company);

(iv)     Contracts relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) with material obligations (other than in respect of fraud) extending beyond the date hereof;

(v)      Contracts containing (A) a covenant restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party exclusivity or similar rights or (C) a provision that requires the purchase of all or a material portion of any Company Entities’ requirements for a given product or service from a given third party and which Contract is not terminable by any Company Entity within one (1) year of the date hereof without any required payment or other conditions (other than the condition of notice);

(vi)     material Contracts for the furnishing of products or services by the Company or any of its Subsidiaries to any Governmental Authority;

(vii)    any material Company License; or

(viii)   indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $150,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among the Company and any of its Subsidiaries.

(b)        The Company has made available to Parent true, complete and correct copies of each Company Material Contract in effect on the date hereof. Each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof. Neither the Company nor any of its Subsidiaries is in material breach of, or material default under, any Company Material Contract to which it is a party.

27

Section 4.18        Environmental Matters.

(a)        Except as disclosed on Section 4.18(a) of the Company Disclosure Letter, the business of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws and holds all Environmental Permits that are necessary to conduct its business or to own, lease or operate its facilities as currently operated.

(b)        Except as disclosed on Section 4.18(a) of the Company Disclosure Letter, there are no Proceedings under any Environmental Laws against or involving the Company or its Subsidiaries and, to the knowledge of the Company, there are no circumstances or conditions which would be reasonably expected to give rise to such a Proceeding, except, for such Proceedings which have not, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        The Company has made available to Parent copies of all environmental reports, assessments (including Phase I or II environmental assessments), written claims, demands, notices of violation or other material documents in its possession relating to any non-compliance with Environmental Laws, or unresolved Proceedings or Liabilities under Environmental Law, or any Hazardous Substances or otherwise toxic substances at, on, or under any property currently or formerly owned, operated or used by the Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)        To the knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any current or former Company Owned Real Property, Company Leased Real Property or any other real property operated by or under the control of the Company or any of its Subsidiaries, or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring by a Governmental Authority; or (ii) reasonably likely to result in any material Liabilities to the Company, any of its Subsidiaries, Parent or Merger Sub in either case of (i) or (ii) under any applicable Environmental Laws.

Section 4.19        Rights Agreement; No Anti-Takeover Law.

(a)        The Company and the Company Board have taken all actions necessary so that neither the execution and delivery of this Agreement nor the consummation of the Offer, the Merger and the other Contemplated Transactions will cause the grant of any rights under the Rights Agreement to become exercisable. Prior to the date of this Agreement, the Company has provided Parent with copies of all agreements effecting the foregoing.

(b)        Except for the Rights Agreement, as of the date hereof, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company or any of its Subsidiaries is a party or otherwise is bound. Assuming that the representations of TopCo Parent, Parent and Merger Sub set forth in Section 5.11 are true and correct, the approval by the Company Board of this Agreement, the Offer, the Merger and the other Contemplated Transactions represents all the action necessary to render inapplicable to this Agreement, the Offer, the Merger and the other Contemplated Transactions the provisions of Section 203 of the DGCL.

28

Section 4.20        Opinion of Financial Advisor. The Company Board has received a written opinion (or an oral opinion to be confirmed in writing) of Guggenheim Partners, LLC, dated on or about the date of this Agreement, as to the fairness, from a financial point of view and as of the date of the opinion, and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, of the consideration to be received in the Offer and the Merger (taken together as an integrated transaction) by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement, and a copy of such opinion will be delivered to Parent solely for informational purposes.

Section 4.21        Brokers. Except for Guggenheim Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company shall be solely responsible for the fees and expenses of Guggenheim Partners, LLC, in connection with the Contemplated Transactions.

Section 4.22        Title. The Company and its Subsidiaries have, in all material respects, good and valid title to, or valid leases, licenses or rights to use, all assets reflected on the consolidated balance sheet as of March 31, 2019 in the Company SEC Documents or acquired after such date (other than any assets disposed of since such date in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens (except with respect to (i) the matters addressed in the representations and warranties set forth in Section 4.12(a)(ii) as they relate to the Company Owned Intellectual Property and (ii) the Company Leased Real Property and the Company Owned Real Property, which are the subject of the representations and warranties set forth in Section 4.13).

Section 4.23        Disclaimer of the Company. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV (INCLUDING IN THE RELATED PORTIONS OF THE COMPANY DISCLOSURE LETTER), NONE OF THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY OF THEIR BUSINESSES OR THEIR SUBSIDIARIES. THE COMPANY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V OF THIS AGREEMENT, NONE OF TOPCO PARENT, PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES (AND THE COMPANY IS NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE COMPANY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

29

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TOPCO PARENT, PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter, TopCo Parent, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.01        Corporate Existence and Power. Each of TopCo Parent, Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the corporation laws of the jurisdiction of its incorporation and has all corporate power and authority to own its properties and carry on its business as conducted.

Section 5.02        Corporate Authorization.

(a)        Each of TopCo Parent, Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery by TopCo Parent, Parent and Merger Sub of this Agreement, the performance by TopCo Parent, Parent and Merger Sub of their respective obligations hereunder and the consummation by TopCo Parent, Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of TopCo Parent, Parent and Merger Sub (other than the Pre-Emptive Rights Waiver).

(b)        This Agreement has been duly executed and delivered by TopCo Parent, Parent and Merger Sub and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of TopCo Parent, Parent and Merger Sub, enforceable against each of TopCo Parent, Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding at law or in equity).

(c)        Merger Sub is a direct, wholly owned Subsidiary of Parent. The copies of the articles of incorporation and bylaws of Merger Sub that were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

30

Section 5.03        No Conflict; Board Approval.

(a)        Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 5.03 of the Parent Disclosure Letter have been obtained, all filings and notifications listed in Section 5.04 or in Section 5.04 of the Parent Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to the Company or its Affiliates, the execution, delivery and performance by TopCo Parent, Parent and Merger Sub of this Agreement does not, and will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of TopCo Parent, Parent or Merger Sub or (ii) (A) contravene or conflict with or violate any Applicable Law or Governmental Order applicable to TopCo Parent, Parent or Merger Sub, (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which TopCo Parent or any of its respective Subsidiaries is a party or by which any of their respective properties or assets is bound or (C) (1) result in the creation or the imposition of (y) any Lien upon any assets of TopCo Parent or any of its respective Subsidiaries (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of TopCo Parent or Parent or Merger Sub or (2) result in the cancellation, modification, revocation or suspension of any material license or Permit, authorization or approval issued or granted by any Governmental Authority in respect of TopCo Parent or any of its respective Subsidiaries, except in the case of clauses (ii)(A), (ii)(B), (ii)(C)(1)(y) and (ii)(C)(2) as would not reasonably be expected to (I) materially and adversely affect the ability of TopCo Parent, Parent and Merger Sub to carry out its obligations under, and to consummate the Contemplated Transactions or (II) otherwise have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        The Board of Directors of TopCo Parent and Parent, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Offer and the Merger, this Agreement and the Contemplated Transactions are advisable and has approved this Agreement and the Contemplated Transactions. The Board of Directors of Merger Sub, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Offer and the Merger, this Agreement and the Contemplated Transactions are advisable and has approved this Agreement and the Contemplated Transactions, and has resolved to recommend the approval by Parent, as the sole stockholder of Merger Sub, of the Merger, this Agreement and the Contemplated Transactions. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Offer and the Merger.

(c)        The affirmative vote of the holders of a majority of the voting power of the shares of Merger Sub Common Stock is the only vote of the holders of any class or series of TopCo Parent’s or Parent’s or Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions (other than the Pre-Emptive Rights Waiver).

Section 5.04        Governmental Consents and Approvals. Except as set forth in Section 5.04 of the Parent Disclosure Letter, the execution, delivery and performance by TopCo Parent, Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws (if any), (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.04, (c) the filing with the SEC of the Schedule TO and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, or (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by TopCo Parent, Parent or Merger Sub of the Contemplated Transactions or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (e) compliance with the rules and regulations of the New York Stock Exchange as required in connection with the Contemplated Transactions or (f) as a result of any facts or circumstances relating to the Company or any of its Affiliates.

31

Section 5.05        Financing.

(a)        TopCo Parent has delivered to the Company a true, complete and correct copy of a fully executed senior debt facility amendment agreement, together with any related fee letters (in the case of the fee letters, redacted only for provisions related to fee amounts and other economic terms, none of which would reasonably be expected to adversely affect the availability of the Debt Financing, relate to the termination or conditionality of, or contain any non-economic conditions precedent to, the funding of the Debt Financing or reduce the aggregate amount of the Debt Financing below the amount, together with the Equity Financing, and any cash of the Company and its Subsidiaries, necessary to pay the Merger Amounts, in each case, on the Closing Date), dated as of the date hereof, by and between the Financing Sources party thereto and TopCo Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, as may be amended, restated, supplemented or replaced, in each case, in accordance with Section 7.05, the “Debt Letters”), pursuant to which, upon the terms and subject only to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein on the Closing Date (the “Debt Financing”).

(b)        TopCo Parent has delivered to the Company a true, complete and correct copy of a fully executed equity placing agreement, dated as of the date hereof, by and among Canaccord Genuity Limited (the “Bookrunner”) and TopCo Parent, and a Bookrunner book building confirmation letter confirming that TopCo Parent has demand from its equity investors for equity financing for no less than $100 million (each as may be amended, restated, supplemented or replaced, in each case, in accordance with Section 7.05, together the “Equity Letters” and, together with the Debt Letters, the “Financing Letters”) pursuant to which, upon the terms and subject to the conditions set forth therein, TopCo Parent is positioned to receive the amount set forth therein on the Closing Date (the “Equity Financing” and together with the Debt Financing, the “Financing”). Members of TopCo Parent’s Board of Directors holding together not less than thirty percent (30%) of TopCo Parent’s outstanding ordinary shares as of the date hereof, have agreed, pursuant to legally binding undertakings to TopCo Parent, to vote all of their respective holdings of TopCo Parent’s ordinary shares in favor of the Pre-Emptive Rights Waiver.

(c)        As of the date hereof, the Financing Letters (and, as to the Debt Letters, the underlying senior debt facility amended thereby) are in full force and effect and constitute the valid, binding and enforceable obligations of TopCo Parent, the Bookrunner and, to the knowledge of TopCo Parent, the other parties thereto, enforceable in accordance with their terms (subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding at law or in equity)). As of the date hereof, there are no conditions precedent or subsequent related to the funding of the full amount of the Financing contemplated by the Financing Letters, other than the conditions precedent set forth in the Financing Letters (such conditions precedent, the “Financing Conditions”).

32

(d)        As of the date hereof, the Financing Letters have not been amended, waived, supplemented or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by TopCo Parent, or, to the knowledge of TopCo Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by TopCo Parent or, to the knowledge of TopCo Parent, any other party thereto (except for amendments to add additional Financing Sources thereto).

(e)        As of the date hereof, assuming that the conditions to the obligation of Parent and Merger Sub to consummate the Offer and the Merger have been satisfied or waived, then TopCo Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Financing Letters will not be available to TopCo Parent on the Closing Date or at any time thereafter.

(f)         As of the date hereof, TopCo Parent is not in default or breach under the terms and conditions of either of the Financing Letters (and, as to the Debt Letters, the underlying senior debt facility amended thereby) and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Financing Letters (and, as to the Debt Letters, the underlying senior debt facility amended thereby), in each case, by TopCo Parent.

(g)        As of the date hereof, there are no side letters, understandings or other agreements or arrangements relating to the Financing Letters or the Financing to which TopCo Parent, or its Affiliates is a party that would reasonably be expected to adversely affect the availability of the Financing, add any term or condition that would have the effect of materially reducing the aggregate amount available under the Financing, add any term or condition that would prevent the closing of the Financing or that would substantially delay the Closing or would reasonably be expected to adversely affect the Financing contemplated by the Financing Letters in any respect, other than those set forth in the Financing Letters.

(h)        TopCo Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Financing Letters to be paid on or prior to the date hereof. TopCo Parent or an Affiliate thereof on its behalf will fully pay when due any and all commitment or other fees and amounts required by the Financing Letters to be paid on or prior to the Closing Date.

(i)          None of (1) the execution, delivery or performance of the Financing Letters, (2) the borrowing of money nor granting of Liens under the Financing, or (3) any action (including any internal reorganization, designation of Subsidiaries as “unrestricted subsidiaries,” any investment in any Subsidiary or unrestricted Subsidiary and any restricted payment necessary to have cash available to pay the Merger Amounts and consummate the Contemplated Transactions), in each case, that is required to satisfy the conditions precedent under the Financing Letters conflicts with, constitutes a default under or requires consent of any Person under any credit agreement, note purchase agreement, indenture or other Contract with respect to indebtedness for borrowed money to which TopCo Parent or any Subsidiary of TopCo Parent is a party or by which any of their respective properties or assets is bound, except to the extent required by the underlying senior debt facility amended by the Debt Letters.

33

(j)          Assuming the funding of the Financing in accordance with the Financing Letters, TopCo Parent will have at and as of the Closing Date sufficient available funds, including all available funds of TopCo Parent, the Company and their respective Subsidiaries, to cause Parent and Merger Sub, as the case may be, to consummate the Offer and the Merger and to make all payments required to be made in connection therewith, including the payment of the aggregate amount required to be paid for all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer, the payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the Contemplated Transactions, the payment of any debt under the Existing Company Credit Agreement required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all indebtedness of the Company and its Subsidiaries under the Existing Company Credit Agreement required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and all associated costs and expenses of the Offer and the Merger (such amounts, collectively, the “Merger Amounts”).

Section 5.06        Litigation. As of the date hereof, except as set forth in Section 5.06 of the Parent Disclosure Letter, there is no Proceeding by or against TopCo Parent or any of its respective Subsidiaries pending or, to the knowledge of TopCo Parent, threatened in writing that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by TopCo Parent, Parent or Merger Sub of the Contemplated Transactions.

Section 5.07        HSR Act and Antitrust Laws. As of the date of this Agreement, to the knowledge of TopCo Parent, no fact or circumstance exists that would reasonably be expected to prevent or delay satisfaction of the approvals required under the HSR Act or Antitrust Laws (if any) by TopCo Parent, Parent or Merger Sub.

Section 5.08        Disclosure Documents. None of the information supplied or to be supplied by or on behalf of TopCo Parent, Parent or Merger Sub or any of their respective Subsidiaries for inclusion or incorporation by reference in Offer Documents or Schedule 14D-9 will, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the Expiration Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 5.08, no representation or warranty is made by TopCo Parent, Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Offer Documents or Schedule 14D-9 which were not supplied by or on behalf of TopCo Parent, Parent or Merger Sub or any of their respective Subsidiaries.

Section 5.09        Operations of Merger Sub; Common Ownership. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns directly all of the outstanding shares of capital stock of Merger Sub. Merger Sub was newly formed solely for the purpose of engaging in the Contemplated Transactions, and at no time prior to the Merger Effective Time will Merger Sub have conducted any business activity or other operations of any kind other than those necessary to consummate the Offer and the Merger as contemplated by this Agreement.

34

Section 5.10        Brokers. Except for Canaccord Genuity Group Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of TopCo Parent, Parent and/or Merger Sub. TopCo Parent shall be solely responsible for the fees and expenses of Canaccord Genuity Group Inc. in connection with the Contemplated Transactions.

Section 5.11        Section 203 of DGCL; Ownership of Company Common Stock. None of TopCo Parent, Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time during the last three (3) years, an “interested stockholder” of the Company (in each case as such terms are defined in Section 203 of the DGCL). None of TopCo Parent, Parent, Merger Sub nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) owns (within the meaning of Section 203 of the DGCL) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 5.12        Disclaimer of TopCo Parent, Parent and Merger Sub. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V (INCLUDING IN THE RELATED PORTIONS OF THE PARENT DISCLOSURE LETTER), NONE OF TOPCO PARENT, PARENT OR MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES OR SUBSIDIARIES (AS APPLICABLE) MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY OF THEIR BUSINESSES OR THEIR SUBSIDIARIES. TOPCO PARENT, PARENT AND MERGER SUB ACKNOWLEDGE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT, NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES (AND TOPCO PARENT, PARENT AND MERGER SUB ARE NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO TOPCO PARENT, PARENT OR MERGER SUB IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01        Conduct of Business by the Company Pending the Merger.

(a)        From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 9.01, except, (i) as set forth in Section 6.01 of the Company Disclosure Letter, (ii) as contemplated by the Contemplated Transactions, (iii) for actions required by Applicable Law and (iv) as Parent otherwise shall consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (A) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its and their businesses in the ordinary course consistent with past practice and preserve intact in all material respects the business organization and assets of their businesses, including by using commercially reasonable efforts to (1) keep available the services of the Company’s and its Subsidiaries’ key employees and (2) preserve the goodwill and current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees and other Persons with which they have business relations and (B) the Company shall not, and shall cause its Subsidiaries not to:

35

(i)       ( A) issue, sell or dispose of or (B) authorize the issuance, sale or disposition of any shares of any class of capital stock, or other ownership interests, of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries, other than, as applicable, (1) any such transaction by a directly or indirectly wholly owned Subsidiary of the Company which remains a directly or indirectly wholly owned Subsidiary of the Company after consummation of such transaction and (2) upon the exercise or settlement of, or as otherwise required by, any Company Stock Options, Company RSUs, awards of Company Restricted Stock or Company PSUs granted pursuant to the Company Stock Plans and, in each case, outstanding on the date of this Agreement, in accordance with their terms in effect on the date of this Agreement or thereafter granted in accordance with Section 6.01(a)(vi);

(ii)      (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any assets of the businesses of the Company and its Subsidiaries, except (1) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the businesses of the Company or its Subsidiaries, (2) Liens that are Permitted Liens and (3) Liens securing indebtedness that would not be prohibited by Section 6.01(a)(ix);

(iii)     amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries;

(iv)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock except for dividends or distributions by any directly or indirectly wholly owned Subsidiary of the Company;

(v)      (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or (B) make any loans or advances or capital contribution to, or investment in, any Person other than the Company or a Subsidiary of the Company;

(vi)     (A) grant any increase in the base salaries, target bonus opportunities, or other benefits payable by the Company or its Subsidiaries to any of its or their employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise amend or supplement, any Company Plans, (C) adopt any collective bargaining agreements or similar labor agreements or arrangements or (D) enter into or amend any employment, consulting, change in control, transaction-related bonus, retention, severance or termination agreement with any Company Employee except, in the case of clauses (A), (B) and (C) above, (1) as required by Applicable Law, (2) as required by any Company Plan in effect on the date hereof or pursuant to the terms of any Company Union Contract, (3) grants of equity or equity-based awards pursuant to the Company’s equity compensation plans as set forth in Section 6.01(a)(vi)(3) of the Company Disclosure Letter, (4) in the ordinary course of business consistent with the past practices of the Company or its Subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of the Company and/or its Subsidiaries;

36

(vii)    change any method of accounting or accounting practice or policy used by the Company as it relates to the businesses of the Company and its Subsidiaries, other than such changes as are required by GAAP, Applicable Law or a Governmental Authority;

(viii)   other than in the ordinary course of business and consistent with past practice or as required by Applicable Law, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax Liability or consent to any claim or assessment relating to Taxes, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement relating to Taxes or (F) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in an incremental cost to Parent, the Company or any of their respective Subsidiaries;

(ix)      incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness incurred under the Company’s and its Subsidiaries’ current credit facilities and the Existing Company Credit Agreement, (B) indebtedness solely between or among the Company and its Subsidiaries, (C) refinancings, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (D) indebtedness incurred in connection with the Contemplated Transactions, (E) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice, (F) purchase money indebtedness and capital leases entered into in the ordinary course of business consistent with past practice and (G) guarantees made by any Company Entity in respect of the obligations of any other Company Entity;

(x)       commence or settle any Proceeding involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company’s most recent audited balance sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(xi)      enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Company Lease with respect to any material Company Leased Real Property or Company Owned Real Property, as the case may be, or any other Contract or Company Lease that, if in effect as of the date hereof, would constitute a Company Material Contract or Company Lease with respect to material Company Leased Real Property and/or Company Owned Real Property;

37

(xii)     fail to exercise any rights of renewal with respect to any Company Leased Real Property that by its terms would otherwise expire unless the Company (or, if the lessee is a Subsidiary of the Company, such Subsidiary) determines in good faith that a renewal would not be in the best interests of the Company;

(xiii)   (A) abandon, disclaim, sell or assign any Company Owned Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any Company Owned Intellectual Property, (B) grant to any third party any exclusive license, or enter into any covenant not to sue, or (C) disclose to any Person any trade secret or confidential information, in the case of (B) and (C) with respect to any Company Owned Intellectual Property, in each case ((A) through (C)), except in the ordinary course of business and consistent with past practice;

(xiv)   fail to use commercially reasonable efforts to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent with the past practice of the businesses of the Company and its Subsidiaries;

(xv)    make any capital expenditures or other expenditures with respect to property, plant or equipment, other than in the ordinary course of business consistent with past practice and not exceeding $600,000 per calendar month; or

(xvi)   enter into any agreement to do any of the foregoing.

(b)               From the date of this Agreement until the Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (i) prepare and timely file all material Tax Returns that it is required to file, (ii) timely pay all material Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify Parent of any notice of any Proceeding or audit in respect of any Tax matters (or any significant developments with respect to ongoing Proceedings or audits in respect of such Tax matters).

38

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.01        No Solicitation of Transactions.

(a)        The Company agrees that it will not, nor will it permit any of its Subsidiaries to, and that it will instruct and cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders), with respect to any Competing Company Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Company Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Company Transaction, (iv) enter into any Competing Company Transaction Agreement or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to, and shall instruct and cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than Parent and its Affiliates) conducted prior to the execution of this Agreement by the Company or any of its Subsidiaries or Representatives with respect to a Competing Company Transaction. The Company shall not, and shall cause its Subsidiaries not to, and the Company shall instruct and cause its Representatives not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its Affiliates is a party in connection with a Competing Company Transaction, unless the Company Board (or a committee thereof) determines in its good faith judgment, after consulting with outside legal counsel, that failure to take any such action would be inconsistent with the Company Board’s fiduciary duties to the Company or its stockholders under Applicable Law. The Company shall, and shall cause its Subsidiaries to, promptly request each Person (other than Parent and its Affiliates) that has heretofore executed a confidentiality agreement with the Company or any of its Subsidiaries in connection with such Person’s consideration of a Competing Company Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to seek to enforce such Person’s obligation to do so.

(b)        The Company shall promptly (and in any event within twenty-four (24) hours after the Company attains knowledge thereof) notify Parent, orally and in writing, after the receipt by the Company or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Company Transaction, including any request for discussions or negotiations and any request for information relating to the Company or any of its Affiliates or for access to the business, properties, assets, books or records of the Company or any of its Affiliates. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including in reasonable detail the terms and conditions (if any) of such proposed Competing Company Transaction, and the Company shall promptly (and in any event within twenty-four (24) hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent reasonably informed of the status and details of (including discussions with respect thereto or amendments to) any such proposal, inquiry, offer or request. The Company agrees that it shall substantially simultaneously provide to Parent any non-public information concerning the Company that may be made available pursuant to Section 7.01(c) to any other Person in response to any such proposal, inquiry, offer or request (including discussions with respect thereto or any amendment to) unless such information has previously been provided or made available by the Company to Parent.

39

(c)        Notwithstanding anything to the contrary in this Section 7.01, at any time prior to the Acceptance Time, the Company may furnish information to, and enter into discussions and negotiations with, any Person (or any of such Person’s Representatives) who has made a written, bona fide proposal or offer with respect to a Competing Company Transaction that did not arise or result from any material breach of Section 7.01(a) if, prior to furnishing such information and entering into such discussions and negotiations, (A) the Company Board (or a committee thereof) has determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel), that such proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal, (B) the Company has provided written notice to Parent of its intent to furnish information to, and enter into discussions and negotiations with, such Person and (C) the Company has obtained (to the extent not already obtained) from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, promptly upon its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement.

(d)        Except as set forth in this Section 7.01(d), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the Company Board Recommendation (or fail to include the Company Board Recommendation in the Schedule 14D-9), (ii) make any public statement or take any action inconsistent with the Company Board Recommendation or (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, any Competing Company Transaction (any of the actions described in (i), (ii) or (iii), a “Change in the Company Board Recommendation”). Notwithstanding the foregoing:

(i)       in response to an Intervening Event that has occurred after the date of this Agreement but prior to the Offer Closing, the Company Board may effect a Change in the Company Board Recommendation if: (x) prior to effecting the Change in the Company Board Recommendation, the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Change in the Company Board Recommendation), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (y) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its sole discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)); and (z) the Company Board determines in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to effect such Change in the Company Board Recommendation, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would be inconsistent with the Company Board’s fiduciary duties to the Company or its stockholders under Applicable Law; and

40

(ii)       if at any time prior to the Acceptance Time and in response to the receipt of an offer or proposal with respect to a Competing Company Transaction that did not arise or result from any material breach of Section 7.01(a), the Company Board (or a committee thereof) determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that such offer or proposal constitutes a Superior Proposal and determines in its good faith judgment, after consulting with its outside legal counsel, that a failure to make a Change in the Company Board Recommendation with respect to such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company or its stockholders under Applicable Law, then the Company Board may, with respect to such Superior Proposal, (x) make a Change in the Company Board Recommendation or (y) cause the Company to terminate this Agreement pursuant to Section 9.01(f) in order to enter into a definitive agreement providing for such Superior Proposal if, in each case:

(1)               the Company has provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal promptly after the Company Board determines it has received a Superior Proposal, stating that the Company Board intends to make a Change in the Company Board Recommendation or terminate this Agreement pursuant to Section 9.01(f) and describing in reasonable detail the terms and conditions of such Superior Proposal, including a copy of the offer or proposal that constitutes the Superior Proposal; and

(2)               Parent does not, within five (5) Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make a written offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Company Board (or a committee thereof) determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that, during the Notice Period, the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the material terms of such Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from the Company and an additional two (2) Business Day Notice Period, including with respect to the Company’s obligations to negotiate in good faith with Parent.

(e)        Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Company Board determines in its good faith judgment, after consulting with its outside legal counsel, that a failure to make such disclosure would be inconsistent with the Company Board’s fiduciary duties to the Company or its stockholders under Applicable Law; provided, however, that (1) in no event shall this Section 7.01(e) affect the obligations specified in Section 7.01(d) and (2) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Competing Company Transaction shall be deemed to be a Change in the Company Board Recommendation unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board, without disclosing any Change in the Company Board Recommendation.

41

Section 7.02        Access to Information. From the date of this Agreement until the Closing, upon reasonable notice, the Company shall (i) afford Parent and TopCo Parent and their authorized Representatives reasonable access to the offices, properties and books and records of the Company and its Subsidiaries and (ii) furnish to the authorized Representatives of Parent and TopCo Parent such additional available information regarding the Company and its Subsidiaries (or copies thereof), as Parent may from time to time reasonably request; provided that (x) any such access or furnishing of information shall be conducted during normal business hours in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries and (y) neither TopCo Parent nor Parent shall, and shall cause their respective Representatives not to, contact any of the customers, distributors or suppliers of any Company Entity, other than any such customers, distributors or suppliers that are also customers, distributors or suppliers of Parent or TopCo Parent, in connection with the Contemplated Transactions, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide any access or disclose any information to Parent and TopCo Parent or their respective Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege or (B) contravene any Applicable Law or fiduciary duty; provided that the Company shall give notice to Parent of the fact that it is withholding such access or information pursuant to clauses (A) or (B) of this Section 7.02 and thereafter Parent and the Company shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to jeopardize such privilege or contravene such Applicable Law or fiduciary duty. Notwithstanding anything to the contrary in this Agreement, neither Parent, TopCo Parent nor any of their respective Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of the Company, which consent may not be unreasonably withheld.

Section 7.03        Directors’ and Officers’ Indemnification.

(a)        Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of the current or former directors or officers of the Company (the “D&O Indemnified Parties”) as provided in the certificate of incorporation or bylaws of the Company or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to, the date hereof) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Merger Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation, bylaws of the Company or any indemnification Contract as in effect immediately prior to the Merger Effective Time with respect to acts or omissions occurring prior to the Merger Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

42

(b)        Prior to the Merger Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Merger Effective Time to, purchase a six (6) year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insured persons than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Merger Effective Time (including in connection with this Agreement and the Contemplated Transactions), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that in no event shall the Company pay, or the Surviving Corporation be required to pay, with respect to such insurance policies, more than 250% of the most recent annual premium paid by the Company prior to the date of this Agreement (the “Maximum Amount”). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Merger Effective Time, Parent shall, for a period of six (6) years from the Merger Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Merger Effective Time; provided that Surviving Corporation’s obligation to pay premiums in accordance with the foregoing sentence shall not require it to pay annual premiums in excess of the Maximum Amount.

(c)        The covenants contained in this Section 7.03 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Applicable Law, contract or otherwise.

(d)        In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

Section 7.04        Regulatory and Other Authorizations; Notices and Consents.

(a)        Each Party shall, and shall cause its Affiliates to, use reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each Party agrees to, and shall cause its respective Affiliates to, make promptly its respective legally applicable filing (or draft filing if required by the applicable Governmental Authority), but in no event more than seven (7) Business Days following the date hereof, pursuant to the HSR Act or any other Antitrust Laws under which filing is required or under which the Parties reasonably mutually determine that filing is advisable with respect to the Contemplated Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws. Parent shall be responsible for all HSR Act or other Antitrust Laws filing fees.

43

(b)        Without limiting the generality of the undertakings of the Parties pursuant to Section 7.04(a), and notwithstanding anything in this Agreement to the contrary, each Party shall, and shall cause each of its Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Laws that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to close the Contemplated Transactions as promptly as practicable (each, an “Impediment”), and in any event prior to the Termination Date; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Parent, the Company or any of their respective Affiliates to (x) propose, negotiate, commit to and effect by consent decree, hold separate orders, trust or otherwise, the sale, divestiture or disposition of any assets, properties or businesses or (y) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, Liabilities, business, results of operations or condition (financial or otherwise) of (A) Parent, its Affiliates and its and their Subsidiaries, taken as a whole, or of (B) the Company and its Subsidiaries, taken as a whole (each of such actions, a “Burdensome Condition”), and neither the Company nor any of its Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to, any Burdensome Condition without the prior written consent of Parent. For the avoidance of doubt, reasonable best efforts shall include the taking of any steps necessary to avoid or eliminate an Impediment (other than any action that would constitute or otherwise result in a Burdensome Condition). In addition, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to defend through litigation on the merits any Proceeding by any Governmental Authority or any other Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Parent, the Company or any of their respective Affiliates to continue litigation beyond the Termination Date or other termination of this Agreement in accordance with Article IX.

(c)        Each Party shall promptly notify the other Parties of any substantive communication it or any of its Representatives receives from any Governmental Authority relating to the ability to consummate the Contemplated Transactions and permit the other Parties to review in advance any proposed substantive communication by such Party to any Governmental Authority. The Party providing communications for review under the foregoing sentence shall consider, in good faith, the suggestions made by the other Parties. None of the Parties shall agree to participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry relating to the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or substantive discussion. Each Party shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act and any other Antitrust Law. Each Party shall, and shall cause its Representatives to, provide each other with copies of all substantive correspondence, filings or substantive communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions; provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements or Applicable Law and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; provided, further, that a Party may designate information that it views to be commercially sensitive or competitively sensitive to be viewed only by outside antitrust counsel for the other Parties, and such designation shall be honored by the Parties receiving that information.

44

(d)        Parent agrees that it shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger, acquisition or other business combination) that could reasonably be expected to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act or any other Antitrust Law, or under any other Applicable Law, in respect of the Contemplated Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that could reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary or reasonably mutually determined as advisable for the consummation of the Contemplated Transactions.

Section 7.05        Financing.

(a)        Immediately following the date hereof, TopCo Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Pre-Emptive Rights Waiver as soon as practicable following the date hereof (and in any event within thirty (30) Business Days of the date hereof).

45

(b)        TopCo Parent, Parent and Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the Financing contemplated by the Financing Letters on or prior to the Closing Date on the terms and conditions described in the Financing Letters, including to: (i) maintain in effect and comply with the Financing Letters and any Definitive Financing Agreements in accordance with their terms until the funding of the Financing to TopCo Parent or one or more of its Affiliates that are within its control on the Closing Date; (ii) satisfy on a timely basis all conditions to the funding of the Financing set forth in the Financing Letters and the Definitive Financing Agreements applicable to TopCo Parent or one or more of its Affiliates that are within its control; (iii) negotiate and enter into additional definitive debt financing agreements to the extent necessary (including the entrance into amended and/or restated versions of already existing definitive debt facility agreements) on the terms and conditions contemplated by the Debt Letters (the “Definitive Debt Financing Agreements”) and definitive equity financing agreements on the terms and conditions contemplated by the Equity Letters (the “Definitive Equity Financing Agreements” and together with the Definitive Debt Financing Agreements, the “Definitive Financing Agreements”); and (iv) subject to the satisfaction or waiver of the Financing Conditions, cause the Financing Sources to consummate the Financing, and fund the amounts thereunder on the Closing Date. TopCo Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and to satisfy the conditions thereof. TopCo Parent will promptly provide to the Company copies of all Definitive Financing Agreements. TopCo Parent shall give the Company prompt written notice after the occurrence of any of the following: (A) any material breach or material default by any party to the Financing Letters or definitive agreements related to the Financing of which TopCo Parent becomes aware; (B) the receipt by TopCo Parent, Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to a Financing Letter or any definitive agreements related to the Financing or of any provisions of any Financing Letter or such definitive agreements; (C) any material dispute or disagreement between or among any parties to any of the Financing Letters or any Definitive Financing Agreement with respect to the conditionality or amount of the Financing or the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations); (D) if for any reason, TopCo Parent, Parent or Merger Sub at any time believes it will not be able to obtain all or any portion of the Financing in an amount sufficient to consummate the Offer, the Merger and the other Contemplated Transactions; and (E) any fact, change, event or circumstance that could reasonably be expected to prevent or materially delay or impede the consummation of the Offer, the Merger or the Financing contemplated by the Financing Letters. In the event that all conditions contained in the Financing Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied and Parent is required to consummate the Closing pursuant to Section 2.04, TopCo Parent shall use its commercially reasonable efforts to cause each Financing Source to fund its respective portion of the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date.

(c)        Prior to the Closing, TopCo Parent, Parent and Merger Sub shall not, and Parent shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights, provisions or remedies under, the Financing Letters or Definitive Financing Agreements without the Company’s prior written consent which consent shall not be unreasonably withheld; provided, that TopCo Parent, Parent and Merger Sub may, without the Company’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Letters or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, reduce the aggregate amount of the Debt Financing below an amount, together with the Equity Financing, and any available cash of TopCo Parent, the Company and their respective Subsidiaries, required to pay the Merger Amounts, or prevent, materially delay or impede the consummation of the Offer, the Merger or the Debt Financing contemplated by the Debt Letters; and (ii) amend, replace, supplement or otherwise modify the Debt Letters to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Letters as of the date hereof so long as any such addition would not reasonably be expected to prevent, materially delay or impede the consummation of the Offer, the Merger or the Debt Financing contemplated by the Debt Letters, but only, with respect to the foregoing clauses (i) and (ii), to the extent doing so would not (x) impose new or additional conditions or expand, amend or modify any existing condition to the receipt and availability of the Debt Financing in a manner that would reasonably be expected to prevent or materially delay or impede the ability of Parent to consummate the Closing or (y) adversely impact the ability of TopCo Parent, Parent or Merger Sub, as applicable, to enforce its rights against the Debt Financing Sources under the Debt Letters. Upon any such amendment, replacement, supplement or modification, the term “Debt Letters” and “Definitive Debt Financing Agreements” shall mean the Debt Letters or Definitive Debt Financing Agreements, as applicable, as so amended, replaced, supplemented or modified. TopCo Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification of the Debt Letters or Definitive Debt Financing Agreements.

46

(d)        If all or any portion of the Debt Financing becomes unavailable or could reasonably be expected to become unavailable on the terms and conditions provided in the Financing Letters, or any of the Debt Letters or Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then TopCo Parent shall use its commercially reasonable efforts to (i) arrange and obtain from the same or alternative financing sources, alternative financing in an amount sufficient to, when added with the Equity Financing, available cash of TopCo Parent, the Company and their respective Subsidiaries, and the available portion of the Debt Financing, consummate the Contemplated Transactions and pay the Merger Consideration and the other Merger Amounts upon conditions not less favorable to TopCo Parent, Parent and Merger Sub, than those in the Debt Letters or Definitive Debt Financing Agreements and (ii) obtain one or more new debt financing agreements with respect to such alternative financing consistent with clause (i) above (the “New Debt Letters”). TopCo Parent shall promptly deliver to the Company copies of any executed New Debt Letters. In the event any alternative financing is obtained in accordance with this Section 7.05(d) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and references in this Agreement to the Financing Letters and the Definitive Debt Financing Agreements shall also be deemed to refer to any New Debt Letters and definitive financing agreements relating to such Alternative Financing, and all obligations of TopCo Parent pursuant to this Section 7.05 shall be applicable thereto to the same extent as TopCo Parent’s obligations with respect to the Financing.

(e)        The Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries and their respective Representatives to, provide such cooperation, as is customary, on a timely basis and as is reasonably requested by TopCo Parent and the Financing Sources to assist TopCo Parent in obtaining the Financing on the terms and conditions described in the Financing Letters. Such commercially reasonable cooperation shall include the Company and its Subsidiaries using commercially reasonable efforts to take the following actions (in each case, to the extent applicable with respect to the Financing):

(i)        making available appropriate senior officers to participate with senior officers of TopCo Parent, on reasonable advance notice, to participate in a reasonable number of customary meetings (including road shows) with prospective lenders and investors and road shows at mutually agreeable dates and times;

(ii)      assisting with the preparation of customary materials for bank information memoranda (including the delivery of customary representation letters) and similar documents reasonably required by TopCo Parent;

47

(iii)           assisting TopCo Parent in its negotiation, preparation, execution and delivery of any definitive financing documents as may be reasonably requested by TopCo Parent or any Financing Source (it being understood that such documents will not take effect until the Closing), including guarantee, pledge, security and collateral documents and providing TopCo Parent with any information reasonably necessary to complete customary closing and perfection certificates as may be required in connection with the Debt Financing and other customary definitive financing documents or other customary documents as may be reasonably requested by TopCo Parent;

(iv)           facilitating the preparation, execution and delivery of documents and other items needed to facilitate the creation and perfection of liens securing the Debt Financing (it being understood that such documents will not take effect until the Closing), including mortgages, original stock certificates and original stock powers (or, if any, similar documents for limited liability companies and foreign entities) in connection with the Debt Financing (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, assisting with the procurement of insurance endorsements from the insurance policy underwriters of the Company and any of its Subsidiaries on or prior to the Closing Date, assisting with TopCo Parent’s negotiation of deposit account control agreements with the financial institutions with which the Company and any of its Subsidiaries maintain securities and deposit accounts and taking reasonable actions necessary or appropriate to permit TopCo Parent to evaluate the Company’s and any of its Subsidiaries’ assets and liabilities and contractual arrangements for purposes of establishing guarantee and collateral arrangements;

(v)            as promptly as reasonably practicable, informing TopCo Parent if to the knowledge of the Company and or its Subsidiaries any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(vi)           providing information required for TopCo Parent to prepare pro forma financial information and projections required to be delivered pursuant to the Financing Letters (provided, that the Company and its Subsidiaries shall have no obligation to prepare or provide any pro forma financial statements or projections);

(vii)          obtaining the Payoff Letters in form and substance reasonably satisfactory to TopCo Parent at least three (3) Business Days prior to the Offer Closing;

(viii)         cooperating with due diligence and investigation of the Financing;

(ix)            cooperating in satisfying the conditions precedent in the Financing Letters and the definitive documents, in each case to the extent that the satisfaction of such conditions requires the cooperation of, or is within the control of, the Company and any of its Subsidiaries;

(x)             assisting TopCo Parent in obtaining environmental assessments, surveys and title insurance as reasonably requested by TopCo Parent;

(xi)            requesting its independent accountants to provide reasonable and customary assistance and cooperation to TopCo Parent, including requesting their participation in accounting diligence sessions and requesting that they agree that TopCo Parent may use their audit reports relating to the Company;

48

(xii)          executing and delivering customary authorization letters with respect to the Financing from a senior officer of the Company;

(xiii)         promptly and at least four (4) Business Days prior to the Closing Date, providing all documentation and other information about the Company that is requested by any Financing Source at least nine (9) Business Days prior to the Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and beneficial ownership rules; and

(xiv)         agreeing, notwithstanding any other provision set forth herein or in any other agreement between TopCo Parent (or its Affiliates) and the Company (or its Affiliates) to the contrary, that TopCo Parent may share customary projections with respect to the Company and its business with the Financing Sources, and that TopCo Parent and such Financing Sources may share such information with other potential Financing Sources in connection with any marketing efforts in connection with the Financing; provided, that the recipients of such information and any other information contemplated to be provided by the Company or any of its Subsidiaries agree to customary confidentiality agreements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(f)             No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument delivered pursuant to this Section 7.05(f) (other than with respect to customary authorization letters) shall be required to be effective until the Merger Effective Time. Upon reasonable request of the Company, the Company and its legal counsel will be given reasonable opportunity to review and comment upon any bank information memorandum or similar documents, or any other materials which are being delivered to any Person not affiliated with TopCo Parent, Parent or Merger Sub that are prepared in connection with the Financing after the date hereof, that include information about the Company or its Subsidiaries, and TopCo Parent shall consider in good faith any comments reasonably proposed by the Company or its Subsidiaries. In addition, notwithstanding anything in this Section 7.05 to the contrary, in fulfilling its obligations pursuant to this Section 7.05, (1) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (A) waive or amend any terms of this Agreement, pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with the Financing or any other financing, in each case, prior to the Merger Effective Time, (B) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the organizational documents of the Company or the organizational documents of any Subsidiary of the Company, or any Applicable Law or material Contracts of the Company or any of its Subsidiaries or cause any representation of Company hereunder to be breached, (C) provide any cooperation that would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (D) adopt resolutions or consents or approve or authorize the execution of or enter into the Debt Financing or the Definitive Debt Financing Agreements that are effective prior to the Merger Effective Time,

49

(E) execute or approve any agreement, other Contract, application, certification or instrument (other than customary authorization letters, letters to rating agencies, filings with the SEC, documents in connection with “know your customer,” anti-money laundering and beneficial ownership rules, and other Contracts, applications, certifications and instruments customarily executed or approved by sellers and target companies in connection with debt financings that are reasonably acceptable to the Company) in connection with the Debt Financing (other than execution of such documents by officers of the Company in their capacity as officers of the Surviving Corporation or its Subsidiaries), (F) provide any information or documentation which, in the reasonable opinion of the Company or its legal counsel, would cause the Company or its Subsidiaries to lose or otherwise impair any attorney client privilege with its legal counsel (provided, that the Company shall inform TopCo Parent of the general nature of the information being withheld and, upon TopCo Parent’s request, reasonably cooperate with TopCo Parent to provide such information, in whole or in part, to the extent and in a manner that would not result in any of the outcomes described in this clause (F)), (G) (i) provide any audited or unaudited financial statements (including separate financial statements for any Subsidiary) other than the Company SEC Documents, (ii) prepare any pro forma financial information (including pro forma cost savings synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information), (iii) change any fiscal period or (iv) provide financial or other information regarding the Company or its Subsidiaries that is not in the possession of the Company or any of its Subsidiaries or (H) issue any offering or information document or provide any solvency certificate that would become effective prior to the Closing, and (2) TopCo Parent shall reimburse the Company promptly, upon written request by the Company, for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 7.05 (including reasonable attorneys’ fees and fees and expenses of accounting firms). No counsel for the Company or any of its Subsidiaries (unless otherwise agreed in writing by the Company and such counsel) shall be obligated to deliver any opinion in connection with the Financing and, irrespective of the above, no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Merger Effective Time (other than with respect to customary authorization letters). None of the Company or any of its Subsidiaries shall be required to take any action under any certificate, agreement, arrangement, document or instrument (other than with respect to customary authorization letters) that is not contingent upon the occurrence of the Closing or that would be effective prior to the Merger Effective Time. Nothing in this Section 7.05 will require any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to this Section 7.05 that would reasonably be expected to result in personal liability to such Representative.

(g)            Notwithstanding anything to the contrary in this Agreement, TopCo Parent may enter discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Acceptance Time or the Closing; and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Letters, or otherwise constitute a waiver or reduction of TopCo Parent’s rights under the Equity Letters.

50

(h)            Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.05 shall require, and in no event shall the commercially reasonable efforts of TopCo Parent be deemed or construed to require, TopCo Parent or any Affiliate thereof to (i) seek Equity Financing from any other source other than the financing source counterparty to any Definitive Equity Financing Agreements, or in any amount in excess of that contemplated by the Equity Letters or (ii) pay any material fees in excess of those contemplated by the Financing Letters.

Section 7.06           Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct any of the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.07           Section 16 Matters. Prior to the Merger Effective Time, the Parties shall take all steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.08           Confidentiality. The terms of the letter agreement, dated as of December 7, 2018, and as subsequently amended as of October 31, 2019 (the “Confidentiality Agreement”), between TopCo Parent and the Company shall continue in full force and effect until the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 7.09           Further Actions. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Law (other than with respect to the matters covered in Section 7.04, which shall be governed by the provisions of Section 7.04) to consummate and make effective the Offer, the Merger and the other Contemplated Transactions as promptly as practicable (and in any event no later than the Termination Date). Except as otherwise expressly provided in this Agreement, TopCo Parent shall use its best efforts to cause Parent and Merger Sub to comply with their respective obligations under this Agreement.

Section 7.10           Employee Matters.

(a)            During the period commencing at the Merger Effective Time and ending on the date which is one (1) year from the Merger Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Merger Effective Time (collectively, the “Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable to any such employee than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries to such employee as of the date of this Agreement.

51

(b)            During the period commencing at the Merger Effective Time and ending on the date that is one (1) year after the Merger Effective Time, the Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to maintain the Company’s Severance Pay Plan for Salaried Employees and Severance Pay Plan for Senior Management (together, the “Severance Pay Plan”) in effect as, and on no less favorable terms and conditions than, the Severance Pay Plan was in effect as of the date immediately prior to the Merger Effective Time.

(c)            Following the Merger Effective Time, Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to maintain the Company’s split dollar arrangement as set forth on Section 7.10(c) of the Company Disclosure Letter in effect in accordance with its terms.

(d)            With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Continuing Employees will participate effective as of the Merger Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Continuing Employees with the Company or any of its Subsidiaries or predecessors, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Continuing Employees may be eligible to participate after the Merger Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Plan. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan is comparable to a Company Plan in which such Continuing Employee participated immediately before the Closing Date; and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Continuing Employee (collectively, the “Parent Welfare Plans”): (A) Parent shall cause all pre-existing conditions, exclusions or limitations, eligibility waiting periods and actively-at-work requirements of such Parent Welfare Plan to be waived for such Continuing Employee and his or her covered dependents; and (B) Parent shall cause any eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding Parent Welfare Plan begins to be taken into account under such Parent Welfare Plan for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Welfare Plan.

52

(e)            Effective no later than the day immediately preceding the Closing Date, the Company shall terminate the Company Plans maintained by the Company or its Subsidiaries that are set forth in Section 7.10(e) of the Company Disclosure Letter; provided, that such Company Plans can be terminated in accordance with their terms and Applicable Law without any adverse consequences with respect to any of the Company’s ERISA Affiliates. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Plans have been terminated.

(f)             Prior to the Merger Effective Time, the Company shall take such actions as Parent, Merger Sub or TopCo Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) plan of the Company (the “401(k) Plan”) as Parent, Merger Sub or TopCo Parent may deem reasonably necessary or appropriate, including amending or terminating the 401(k) Plan prior to the Merger Effective Time, subject to the terms of the 401(k) Plan and Applicable Law; provided that (i) if Parent, Merger Sub or TopCo Parent request that the 401(k) Plan be amended or terminated prior to the Merger Effective Time, such action shall be effective immediately prior to the Merger Effective Time and (ii) if Parent, Merger Sub or TopCo Parent request that the 401(k) Plan be amended or terminated, Parent or its Subsidiaries shall permit each Continuing Employee to effect a direct rollover (as described in Section 401(a)(31) of the Code and including the in-kind rollover of notes evidencing loans) of such Continuing Employee’s balance (including after-tax employee contributions) under the 401(k) Plan to a 401(k) plan maintained by Parent or its Subsidiaries at any time on or after Closing Date, and shall take any and all actions needed to permit each Continuing Employee with an outstanding loan balance under the 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the 401(k) Plan after the Closing Date, pending the distribution and in-kind rollover of the notes evidencing such loans so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(g)            This Section 7.10 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.10, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Merger Effective Time. The Parties hereto acknowledge and agree that the terms set forth in this Section 7.10 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

53

(h)            With respect to matters described in this Section 7.10, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 7.11           Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Offer and the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 7.12           Dividends. If the Company has declared and set a record date for a regular quarterly cash dividend permitted under the terms of this Agreement, and the Acceptance Time occurs after the record date for such dividend and prior to the payment date for such dividend, then Parent or the Surviving Corporation shall pay such dividend (and any applicable dividend equivalent rights to the extent any holder of a Company RSU was entitled to such rights under the terms of a Company RSU as in effect on the date the Company declared the applicable dividend) on behalf of the Company following the Closing on the scheduled payment date for such dividend.

Section 7.13           Rule 14d-10(d) Matters. Prior to the Acceptance Time and to the extent permitted by Applicable Law, the Company (acting through its board of directors, compensation committee or its “independent directors” to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or its Subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 7.14           Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Merger Effective Time, the Company shall cooperate with Parent and shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Applicable Laws and rules and policies of the New York Stock Exchange to enable the de-listing by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange and the deregistration of the Company Common Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Merger Effective Time.

Section 7.15           Stockholder Litigation. Each Party hereto shall promptly notify the other Parties hereto in writing of any litigation related to this Agreement, the Offer, the Merger or the other Contemplated Transactions that is brought, or, to the knowledge of such Party, threatened in writing, against such Party and/or its directors (any such litigation, a “Transaction Litigation”) and shall keep such other Party reasonably informed on a current basis with respect to the status thereof. Subject to the fiduciary duties of each Party’s board of directors and except in any litigation or Proceeding where the Parties may be adverse to each other, each Party shall give the other Party the opportunity to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Transaction Litigation, and no Party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned).

54

Section 7.16           Takeover Statutes. If any state takeover Applicable Law or state Applicable Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of Company Common Stock (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Applicable Law (“Takeover Law”), including Section 203 of the DGCL) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Contemplated Transaction, then the Company and the Company Board, as applicable, shall use their reasonable best efforts to take such actions within their control as permitted under Applicable Law to (a) ensure that the Contemplated Transactions, including the Merger, may be consummated as promptly as practicable on the terms contemplated herein and (b) otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Applicable Law on this Agreement and the Contemplated Transactions.

Section 7.17           Rights Agreement. From the date hereof until the Merger Effective Time, the Company and the Company Board shall take all actions necessary so that any rights granted under the Rights Agreement shall not become exercisable as a result of the execution and delivery of this Agreement or the consummation of the Offer, the Merger and the other Contemplated Transactions.

Section 7.18           FIRPTA Certificate. At or prior to the Merger Effective Time the Company shall deliver to Parent a certificate and notice described in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), duly executed by the Company certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01            Conditions to the Obligations of Each Party. The respective obligations of the Parties to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) by the mutual written consent of Parent and the Company, at or prior to the Merger Effective Time of each of the following conditions:

(a)             Consummation of the Offer. Merger Sub shall have accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn in the Offer; and

(b)             Statutes and Injunctions. No Applicable Law or Governmental Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority of competent jurisdiction that prohibits, restrains or makes illegal the consummation of the Merger.

55

ARTICLE IX

TERMINATION

Section 9.01           Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Acceptance Time, as follows:

(a)            by either the Company or Parent, if the Acceptance Time shall not have occurred by 11:59 p.m. New York City time on June 4, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement (and, in the case of Parent, Merger Sub’s action or failure to fulfill any obligation under this Agreement) shall have been the primary cause of the failure of the Acceptance Time to occur on or prior to such date;

(b)            by either the Company or Parent, in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins the consummation of the Offer or the Merger and such Governmental Order shall have become final and non-appealable (any such Governmental Order, a “Restraint”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement (and, in the case of Parent, Merger Sub’s action or failure to fulfill any obligation under this Agreement) has been the primary cause of the issuance of such Governmental Order;

(c)            by Parent, if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would, if occurring or continuing at the Expiration Time, cause the Offer Conditions set forth in clause (b)(iii), clause (b)(iv) or clause (b)(vii) of Exhibit B not to be satisfied, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) thirty (30) days following Parent’s written notice to the Company of such breach and Parent’s intent to terminate this Agreement or (ii) the Termination Date; provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Parent if TopCo Parent, Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements in this Agreement;

(d)            by Parent, prior to the Expiration Time, if (i) a Change in the Company Board Recommendation has occurred or (ii) the Company shall have breached its obligations in Section 7.01(a) or Section 7.01(d);

(e)            by the Company, if a material breach of any representation, warranty, covenant or agreement on the part of TopCo Parent, Parent or Merger Sub set forth in this Agreement shall have occurred, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) thirty (30) days following the Company’s written notice to Parent of such breach and the Company’s intent to terminate this Agreement or (ii) the Termination Date; provided that the right to terminate this Agreement under this Section 9.01(e) shall not be available to the Company if the Company is then in breach of its representations, warranties covenants or agreements in this Agreement so as to, if occurring or continuing at the Expiration Time, cause the Offer Condition set forth in clause (b)(iii) or clause (b)(iv) of Exhibit B not to be satisfied;

(f)             by the Company, prior to the Acceptance Time, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 7.01(d)(ii); provided that prior to or substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee;

56

(g)           by either Parent or the Company, if the Offer shall have expired (after giving effect to any extensions thereof in accordance with this Agreement) or been terminated, in each case, in accordance with the terms of this Agreement and the Acceptance Time shall not have occurred solely as a result of the Minimum Condition not being satisfied (i.e., all other Offer Conditions were satisfied); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(g) shall not be available to a Party that has breached its obligations in any material respect under this Agreement (and, in the case of Parent, Merger Sub’s breach of its obligations in any material respect under this Agreement) in any manner that shall have been the primary cause of the Minimum Condition not being satisfied;

(h)           by either the Company or Parent, if (A) Merger Sub shall have failed to effect the Offer Closing by the Termination Date and (B) all of the Offer Conditions (other than the Funding Condition) shall have been satisfied as of the final Expiration Time;

(i)            by the Company, if by the date that is the earlier of (x) sixty (60) Business Days from the date hereof and (y) thirty-five (35) Business Days following the occurrence of a shareholder meeting to vote on the Pre-Emptive Rights Waiver and the failure at such meeting to obtain the Pre-Emptive Rights Waiver, TopCo Parent has failed to confirm in writing to the Company that it has available cash of TopCo Parent and its Subsidiaries in an amount which, together with the Debt Financing and any available cash of the Company on the Closing Date, is required to pay the Merger Amounts; provided, however, that the right to terminate this Agreement under this Section 9.01(i) shall not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; or

(j)            by the written consent of all of the Parties.

Section 9.02          Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other Parties, specifying in good faith the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no Liability under this Agreement on the part of any Party or their respective Representatives; provided that nothing in this Section 9.02 or Section 9.03 shall relieve any Party from Liability for fraud committed prior to such termination or for any Willful Breach prior to such termination of any of its covenants or agreements set forth in this Agreement; and provided, further, that notwithstanding the foregoing, the provisions of Section 7.08, this Section 9.02, Section 9.03 and Article X shall survive any termination of this Agreement and remain in full force and effect.

Section 9.03          Fees and Expenses.

(a)           The Parties agree that:

(i)              if Parent terminates this Agreement pursuant to Section 9.01(d), then, no later than two (2) Business Days after the date of Parent’s notice of such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash in immediately available funds;

(ii)              if the Company terminates this Agreement pursuant to Section 9.01(f), then, prior to or substantially concurrently with the Company’s notice of such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash in immediately available funds;

57

(iii)            if (A) (1) the Company or Parent terminates this Agreement pursuant to Section 9.01(a) or (2) Parent terminates this Agreement pursuant to Section 9.01(c) on the basis of a breach of a representation, warranty, covenant or agreement, (B) following the date hereof and prior to the termination of this Agreement, a Competing Company Transaction shall have been publicly announced or shall have been publicly known and, in either case, not publicly withdrawn and (C) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a Competing Company Transaction Agreement or consummates a Competing Company Transaction (whether or not the applicable Competing Company Transaction is the same as the original Competing Company Transaction publicly announced or publicly known), then, on the earlier of the date the Company enters into a Competing Company Transaction Agreement or consummates any Competing Company Transaction, the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash in immediately available funds; provided that, solely for purposes of this Section 9.03(a)(iii), the references to “20%” in the definition of Competing Company Transaction shall be deemed to refer to “50%”;

(iv)            if the Company or Parent terminates this Agreement pursuant to Section 9.01(h), then as promptly as practicable after the date of such termination, but in no event later than two (2) Business Days immediately following the date of such termination, TopCo Parent shall pay or cause to be paid to the Company the Parent Termination Fee in cash in immediately available funds; and

(v)             if the Company terminates this Agreement pursuant to Section 9.01(i), then as promptly as practicable after the date of such termination, but in no event later than two (2) Business Days immediately following the date of such termination, TopCo Parent shall pay or cause to be paid to the Company an amount in cash equal to fifty percent (50%) of the Parent Termination Fee in cash in immediately available funds.

(b)           In no event shall the Company be required to pay the Company Termination Fee on more than one occasion or shall TopCo Parent be required to pay the Parent Termination Fee on more than one occasion.

(c)           Except as expressly set forth in this Agreement, including this Section 9.03, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants and commitment fees and any other financing fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger or any other Contemplated Transaction is consummated; provided, that, for the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Contemplated Transactions.

58

(d)            In the event Parent shall receive the Company Termination Fee, or the Company shall receive the Parent Termination Fee, in each case, pursuant to this Section 9.03, the receipt thereof shall be deemed to be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, the Company or any of their respective Affiliates, as applicable, in connection with this Agreement and the Contemplated Transactions (and the termination thereof or any matter forming the basis for such termination), and none of Parent, Merger Sub, the Company nor any of their respective Affiliates, as applicable shall be entitled to bring or maintain any other Proceeding or seek any other remedy against the other parties or any of their respective direct or indirect Affiliates, equityholders, officers, directors, advisors or other representatives, or, in the case of TopCo Parent, Parent and Merger Sub, any arranger, Financing Source or other provider of the Financing, arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination.

(e)            The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the Contemplated Transactions. In the event that the Company shall fail to pay the Company Termination Fee, on the one hand, or TopCo Parent shall fail to pay the Parent Termination Fee, on the other hand, the amount of such payment shall be increased to include the costs and expenses incurred or accrued by or on behalf of Parent, on the one hand, or the Company, on the other hand, (in each case, including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as applicable, commencing on the date that the Company Termination Fee or the Parent Termination Fee, as applicable, became due, at a rate of interest equal to the Interest Rate.

ARTICLE X

GENERAL PROVISIONS

Section 10.01         Non-Survival of Representations and Warranties. The representations and warranties of the Company in this Agreement and in any instrument delivered pursuant hereto, and any covenant or agreement to be performed by the Company prior to the Expiration Time, shall terminate at the Expiration Time.

Section 10.02         Notices.

All notices, requests and other communications to any Party hereunder shall be in writing (including email or similar writing) and shall be given,

if to TopCo Parent, Parent or Merger Sub:

IG Design Group Plc

No 7 Water End Barns

Water End, Eversholt

Bedfordshire, MK17 9EA

United Kingdom

Attention: Paul Fineman, Chief Executive Officer

Email:    pfineman@thedesigngroup.com

59

with a copy (which shall not constitute notice) to:

Seyfarth Shaw LLP

1075 Peachtree Street, NE

Atlanta, GA 30309

Attention: Andrew Hough.

Email:    ahough@seyfarth.com

if to the Company:

CSS Industries, Inc.

450 Plymouth Road, Suite 300

Plymouth Meeting, PA 19462

United States of America

Attention: Christopher J. Munyan, President and Chief Executive Officer

Email:    chris.munyan@cssindustries.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Justin W. Chairman

Email:     Justin.chairman@morganlewis.com

or to such other address or email and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when email is transmitted (or if that day is not a Business Day, on the first following day that is a Business Day) and (c) if given by any other means, upon delivery at the address specified in this Section 10.02 (or such other address as a Party hereafter may specify by notice to the other Parties).

Section 10.03         Amendments; Waivers.

(a)            This Agreement may be amended, modified and supplemented in any and all respects any time prior to the Merger Effective Time with respect to any of the terms of this Agreement; provided, however, that (i) no such amendment, modification or supplement shall result in the Merger Consideration not being the same amount and kind of cash, property, rights or securities as the consideration being offered to holders of shares of Company Common Stock in the Offer, (ii) after the Offer Closing, no such amendment, modification or supplement shall adversely affect the rights of the stockholders of the Company (other than Parent, Merger Sub or their respective Affiliates) under this Agreement without the approval of such stockholders of the Company and (iii) no amendment shall be made to this Agreement after the Merger Effective Time. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party.

60

(b)            At any time prior to the Merger Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, (c) subject to clause (a)(i) of this Section 10.03, waive compliance with any covenants and agreements in this Agreement or (d) waive the satisfaction of any of the conditions in this Agreement; provided, however, that the Offer Conditions may be waived only in accordance with Section 2.01(c). Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party against whom the waiver or extension is to be effective. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(c)            Notwithstanding anything to the contrary herein, the provisions of Section 10.04, Section 10.16 and Section 10.17 (and the definitions related thereto and any other provision of this Agreement that would modify the substance of any of the foregoing sections) in each case may not be amended, modified, or supplemented in any manner adverse to the Financing Sources without the prior written consent of such Financing Sources.

Section 10.04         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of TopCo Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided that each of TopCo Parent, Parent and Merger Sub may assign all or any portion of its rights or obligations to any of its Debt Financing Sources pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral security in respect of the Financing. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any Liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 10.04 shall be void.

Section 10.05         Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Disclosure Letters and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Disclosure Letters and Attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” With regard to each and every term and condition of this Agreement, the Parties understand and agree that, if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to is publicly available on the SEC’s website through its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or has been physically or electronically delivered to the relevant Parties or their respective Representatives. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

61

Section 10.06        Disclosure Letters. Notwithstanding anything to the contrary contained in the Disclosure Letters or in this Agreement, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on its face (without independent knowledge of the information or documents so referenced other than what is set forth in such disclosure) notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract, Applicable Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 10.07         Public Announcements. None of the Parties (and in the case of Parent, any of Parent’s Affiliates) shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media regarding this Agreement or the Contemplated Transactions without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned), unless such press release or public announcement is required by Applicable Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other Parties; provided, further, however, that the restrictions set forth in this Section 10.07 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Change in the Company Board Recommendation or a Competing Company Transaction.

62

Section 10.08         Entire Agreement. This Agreement (including the Disclosure Letters) and any other agreements contemplated hereby, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.09         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 10.10         Governing Law. This Agreement shall be construed in accordance with and governed by federal law and by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

Section 10.11         Dispute Resolution, Consent to Jurisdiction.

(a)            Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, each of the Parties agrees that service of process upon such Party at the address referred to in Section 10.02 (or such other address as may be specified in accordance with Section 10.02) shall be deemed effective service of process upon such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.11(A).

63

(b)            Notwithstanding Section 10.10 and Section 10.11(a), each Party acknowledges and irrevocably agrees, on behalf of itself and its Affiliates, (i) that any Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources arising out of or relating to this Agreement or the Financing Letters or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction, (iii) not to bring, permit any of their Affiliates to bring, or support anyone else in bringing, any such Proceeding before any other Governmental Authority, (iv) that the provisions of this Section 10.11(b) shall apply to any such Proceeding and (v) that the Financing Sources are express third-party beneficiaries of this Section 10.11(b).

Section 10.12         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, or determined to be impermissible by any Governmental Authority, each of the Parties agrees to use reasonable commercial efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable, or impermissible provision.

Section 10.13         Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.14         Specific Performance.

(a)            Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Parties irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Parties shall be entitled to equitable relief without the requirement of posting a bond or other security, and without proof of actual damages, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Parties at law or in equity. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

(b)            Notwithstanding Section 10.14(a) or anything else in this Agreement to the contrary, the Company shall not be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Offer or the Merger unless (i) all of the Offer Conditions and the conditions set forth in Section 8.01(b) have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Offer Closing or the Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Company has given notice in writing to Parent representing that it is ready, willing and able complete the Offer Closing and the Closing, (iii) the full amount of the Financing has been funded or will be funded at the Offer Closing or the Closing and (iv) Parent and Merger Sub have failed to complete the Offer Closing or the Closing by the respective date the Offer Closing or the Closing is required to have occurred pursuant to this Agreement. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee.

64

Section 10.15         No Third-Party Beneficiaries. Except as provided (i) in Section 7.03 hereof, (which shall be to the benefit of the parties referred to in such Section) and (ii) in Section 10.03(c), Section 10.11(b) and Section 10.17 (in each case, which shall be to the benefit of the Financing Sources), this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.16         Non-Parties. Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, Financing Sources, managers, members, partners, agents or Representatives of any Party, in each case, who is not a party to this Agreement, shall have any Liability for any obligations of the Parties or for any claim based on, in respect of, or by reason of, the Contemplated Transactions (whether at law or in equity, in contract, tort or otherwise); provided that the rights of the Financing Sources pursuant to Section 10.17 hereof shall not be impaired as a result of this Section 10.16.

Section 10.17         Financing Sources Disclaimer. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree that none of the Financing Sources will have any Liability to the Company or its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder, and in no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

[signature page follows]

65

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized representatives on the day and year first above written.

IG DESIGN GROUP PLC

By:	/s/ Paul Fineman
Name:	Paul Fineman
Title:	Chief Executive Officer

IG DESIGN GROUP AMERICAS, INC.

By:	/s/ Gideon Schlessinger
Name:	Gideon Schlessinger
Title:	President and Chief Executive Officer

TOM MERGER SUB INC.

By:	/s/ Giles Willits
Name:	Giles Willits
Title:	President

CSS INDUSTRIES, INC.

By:	/s/ Christopher J. Munyan
Name:	Christopher J. Munyan
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

(a)            The following terms have the following meanings:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person with confidentiality terms as to the Company’s information that are, in the aggregate, no less favorable to the Company than those in the Confidentiality Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, Contract or otherwise.

“Antitrust Laws” means all United States federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, and the Federal Trade Commission Act of 1914.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, executive order, common law, ordinance, rule, regulation, administrative order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Beneficial Owner” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means a day, other than a Saturday, Sunday or other day, on which commercial banks in New York, New York, are authorized or required by law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the confidential disclosure letter delivered by the Company to Parent and Merger Sub immediately prior to the date hereof.

“Company Employee” means any employee of the Company or any of its Subsidiaries.

“Company Entity” means any of the Company or any of its Subsidiaries.

“Company Leased Real Property” means real property leased, subleased or licensed by the Company or its Subsidiaries, as tenant, subtenant or licensee.

“Company Material Adverse Effect” means any event, circumstance, change in or effect on the Company and its Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the business, assets, results of operations, or the financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Offer, the Merger, and the other transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes that arise out of, relate to, or result from: (i) changes generally affecting the economy, financial, credit or securities markets; (ii) the announcement or pendency of the transactions contemplated by this Agreement; (iii) any occurrence, outbreak, escalation or worsening of war or any act of terrorism; (iv) (1) the failure by the Company and its Subsidiaries to meet any internal or other estimates, expectations, forecasts, plans, performance measures, projections, budgets, operating statistics or revenue or earnings predictions for any period or (2) any change in the Company’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) general conditions in the industry in which the Company and its Subsidiaries operate; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural or man-made disasters, weather-related conditions, explosions or fires, or any force majeure events; (vii) changes or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; or (viii) any action taken by the Company as expressly required by the terms of this Agreement; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), (v), (vi) or (vii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Owned Real Property” means the real property owned by the Company or its Subsidiaries.

“Company Preferred Stock” means the preferred stock, par value $0.10 per share, of the Company.

“Company PSUs” means all restricted stock units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, in each case, that are subject to performance-based vesting criteria, whether granted pursuant to the Company Stock Plans or otherwise.

“Company Restricted Stock” means all shares of Company Common Stock, subject to vesting or other restrictions, whether granted pursuant to the Company Stock Plans or otherwise.

“Company RSUs” means all restricted stock units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, in each case, that are not subject to any performance-based vesting criteria, whether granted pursuant to the Company Stock Plan or otherwise.

“Company SEC Documents” means all forms, reports, statements, schedules and other documents filed by the Company with, or furnished by the Company to, the SEC since March 31, 2016.

“Company Stock Options” means all options to acquire shares of Company Common Stock from the Company, whether granted pursuant to the Company Stock Plans or otherwise.

“Company Stock Plans” means the CSS Industries, Inc. 2013 Equity Compensation Plan, the CSS Industries, Inc. Deferred Compensation Plan and the CSS Industries, Inc. Management Incentive Program, in each case as amended and/or restated (as applicable).

“Company Termination Fee” means $3,000,000.

“Competing Company Transaction” means any transaction or series of related transactions (other than the Contemplated Transactions) that constitutes (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, the assets of which constitute or represent more than 20% of the total revenue or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (ii) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the total revenue or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, exchange, transfer or other disposition to any Person of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company, (iv) any tender offer or exchange offer that, if consummated, would result in any Person becoming the Beneficial Owner of more than 20% of any class of equity securities of the Company or (v) any combination of the foregoing.

“Competing Company Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to any Competing Company Transaction (other than an Acceptable Confidentiality Agreement).

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contract” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Letters or in connection with all or any part of the Debt Financing described therein, or replacement debt financings, in connection with the Contemplated Transactions, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, auditor, attorney, agent and representative of each such entity, Affiliate, or other Person and their respective successors and assigns.

“Disclosure Letter” means, as the context requires, the Company Disclosure Letter and/or the Parent Disclosure Letter.

“Environmental Laws” means any and all applicable federal, state, county, municipal, local, multi-national and foreign statutes, treatises, laws, common laws, ordinances, rules, regulations, orders, writs, injunctions, judicial decisions, decrees or other legally binding requirement of any Governmental Authority that relate to protection of the environment or that impose Liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1984, the Toxic Substances Control Act, any other so-called “Superfund” or “Superlien” laws, but excluding the Occupational Safety and Health Act of 1970 and similar state laws.

“Environmental Permit” means any Permit, identification number or registration required pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Company Credit Agreement” means that Credit Agreement, dated as of March 7, 2019, among CSS Industries, Inc., as borrower, certain subsidiaries of CSS Industries, Inc., as guarantors, JPMorgan Chase Bank, N.A., as administrative agent and as a lender, and Bank of America, N.A. and KeyBank National Association, as a lender, and the Global Intercompany Note, dated April 4, 2019, referenced in and issued pursuant to the Existing Company Credit Agreement, all as amended, restated, supplemented or otherwise modified from time to time prior to the date of, or otherwise in a manner not prohibited by, this Agreement.

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements (including any Financing Letters or Definitive Financing Agreements), in each case, in connection with the Financing or any Alternative Financing in connection with the Contemplated Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Debt Financing Sources, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Financing and their successors and assigns; it being understood that TopCo Parent, Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, arbitral panel, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the Resource Conservation and Recovery Act of 1976, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “toxic substances” in the Toxic Substances Control Act and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated as hazardous or toxic or words of similar import pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all of the following arising pursuant to the Applicable Laws of any jurisdiction throughout the world: (i) trademarks, service marks and domain names; (ii) inventions, whether patentable or not, and all patents, invention disclosures, and design registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) rights in confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) rights in computer software, algorithms and databases and all documentation, including user manuals and training materials, related to any of the foregoing.

“Interest Rate” means, on any given day, the rate per annum equal to the “prime” rate as published on such day in the Wall Street Journal, Eastern Edition.

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date of the Agreement that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date of the Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) a Competing Company Transaction; or (b) any change in the price, or change in trading volume, of the Company Common Stock (it being understood in the case of clause (b) that the underlying cause of, or factors contributing to, any such change may be taken into account in determining whether an Intervening Event has occurred).

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed, variable or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise, including those arising under any Applicable Law, Proceeding or Contract.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, hypothecation, charge, security interest or other encumbrance or restriction on title or transfer of any kind in respect of such asset and (ii) with respect to real property, any title defects, encumbrances, easements and restrictions, invalidities or irregularities.

“Non-U.S. Company Employee” means any Company Employee who is employed primarily outside (or, in the case of any expatriate Company Employee, whose home country is outside) the United States immediately prior to the Closing.

“Parent Disclosure Letter” means the confidential letter delivered by Parent to the Company immediately prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any event, circumstance, change in or effect that would prevent or materially delay, interfere with, impair or hinder the consummation by TopCo Parent, Parent, or Merger Sub of the Offer, the Merger and the other Contemplated Transactions in accordance with the terms of this Agreement.

“Parent Termination Fee” means $4,500,000.

“Payoff Amount” means the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Existing Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letters.

“Payoff Letters” means payoff letters duly executed by the applicable agent(s) to the Existing Company Credit Agreement pursuant to which such agent(s) shall agree that upon payment of the Payoff Amount specified in such payoff letters: (i) all obligations of each credit party arising under or related to the Existing Company Credit Agreement shall be paid in full; (ii) all Liens in connection therewith shall be released; and (iii) all pledged collateral securing the outstanding obligations under the Existing Company Credit Agreement shall be returned.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates or Governmental Orders of or issued by any Governmental Authority that are required for a Party to own its assets or conduct its business as it is being conducted on the date of this Agreement or as of the Closing Date.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Liens or security obligations incurred in the ordinary course of business and arising by operation of law with respect to any amounts not yet delinquent or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) Liens arising under workers’ compensation, unemployment insurance or other social security legislation; (d) Liens and other imperfections of title that do not materially detract from the value or materially impair the use or occupancy of the property to which they relate in the conduct of the business of the Company and its Subsidiaries, as the case may be, as currently conducted; (e) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated in any material respect by the current use and operation of such real property; (f) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (g) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (h) mortgages, deeds of trusts and other security interests to be released in accordance with the terms of any Payoff Letters.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority.

“Pre-Emptive Rights Waiver” means the resolution of TopCo Parent’s shareholders to disapply all applicable pre-emptive rights in connection with the Equity Financing that arise under TopCo Parent’s Articles of Association and the Companies Act 2006.

“Proceeding” means any proceeding (public or private), litigation, suit, arbitration, dispute, demand, claim, charge, action, cause of action, subpoena, inquiry, governmental audit or investigation before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors, agents or financing sources.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Superior Proposal” means a written bona fide offer or proposal made by a third party with respect to a Competing Company Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, including availability of financing, and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal, or otherwise, to be (a) more favorable from a financial point of view, to the stockholders of the Company than the Contemplated Transactions and (b) reasonably expected to be consummated. For purposes of the definition of “Superior Proposal,” each reference in the definition of “Competing Company Transaction” to “20%” shall be replaced with “60%”.

“Tax” means any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, business, professional and occupational license, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, exercise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) filed with or required to be filed with a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Applicable Law relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys acting in their official capacity).

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S. Company Employee” means any Company Employee who is employed primarily in (or, in the case of any expatriate Company Employee, whose home country is) the United States immediately prior to the Closing.

“Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement. For the avoidance of doubt, failure by Parent or Merger Sub to consummate the Offer or the Merger as required to do so in accordance with the terms of this Agreement when all of the conditions thereto (other than those conditions that by their terms are to be satisfied at the Expiration Time or the Closing, as applicable) have been satisfied or waived shall constitute a “Willful Breach” for purposes of this Agreement.

(b)           “To the knowledge,” “known by,” “known” or “aware of” (and any similar phrase) means (i) with respect to TopCo Parent, Parent and Merger Sub, to the actual knowledge of the individuals set forth on Appendix A of the Parent Disclosure Letter and (ii) with respect to the Company, to the actual knowledge of the individuals set forth on Appendix A of the Company Disclosure Letter, in each case, after reasonable inquiry.

(c)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	Section 7.10(f)
Acceptable Confidentiality Agreement	Exhibit A
Acceptance Time	Section 2.01(b)(i)
Affiliate	Exhibit A
Agreement	Preamble
Alternative Financing	Section 7.05(d)
Antitrust Condition	Exhibit B
Antitrust Laws	Exhibit A
Applicable Law	Exhibit A
Appraisal Shares	Section 2.10
Beneficial Owner	Exhibit A
Book-Entry Shares	Section 2.06(c)(ii)
Bookrunner	Section 5.05(b)
Burdensome Condition	Section 7.04(b)
Business Day	Exhibit A
Certificate	Section 2.06(c)(i)
Certificate of Merger	Section 2.04
Change in the Company Board Recommendation	Section 7.01(d)
Closing	Section 2.04
Closing Date	Exhibit A
Code	Exhibit A
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.05(b)(iii)
Company Capitalization Date	Section 4.03(a)
Company Common Stock	Recitals
Company Disclosure Letter	Exhibit A
Company Employee	Exhibit A
Company Entity	Exhibit A
Company Leased Real Property	Exhibit A
Company Leases	Section 4.13(a)
Company License	Section 4.12(d)
Company Material Adverse Effect	Exhibit A

Term	Section
Company Material Contracts	Section 4.17(a)
Company Owned Intellectual Property	Section 4.12(a)(i)
Company Owned Real Property	Exhibit A
Company Plans	Section 4.14(b)
Company Preferred Stock	Exhibit A
Company PSUs	Exhibit A
Company Restricted Stock	Exhibit A
Company RSUs	Exhibit A
Company SEC Documents	Exhibit A
Company Stock Options	Exhibit A
Company Stock Plans	Exhibit A
Company Termination Fee	Exhibit A
Company Union Contracts	Section 4.15
Competing Company Transaction	Exhibit A
Competing Company Transaction Agreement	Exhibit A
Confidentiality Agreement	Section 7.08
Contemplated Transactions	Exhibit A
Continuing Employees	Section 7.10(a)
Contract	Exhibit A
Debt Letters	Section 5.05(a)
Debt Financing	Section 5.05(a)
Debt Financing Sources	Exhibit A
Definitive Debt Financing Agreements	Section 7.05(b)(iii)
Definitive Equity Financing Agreements	Section 7.05(b)(iii)
Definitive Financing Agreements	Section 7.05(b)(iii)
D&O Indemnified Parties	Section 7.03(a)
DGCL	Recitals
Disclosure Letter	Exhibit A
Environmental Law	Exhibit A
Environmental Permits	Exhibit A
Equity Financing	Section 5.05(b)
Equity Letters	Section 5.05(b)
ERISA	Exhibit A
ERISA Affiliate	Exhibit A
Exchange Act	Exhibit A
Existing Company Credit Agreement	Exhibit A
Expiration Time	Section 2.01(d)

Term	Section
Financing	Section 5.05(b)
Financing Conditions	Section 5.05(c)
Financing Letters	Section 5.05(b)
Financing Sources	Exhibit A
Funding Condition	Exhibit B
GAAP	Exhibit A
Governmental Authority	Exhibit A
Governmental Order	Exhibit A
Hazardous Substances	Exhibit A
HSR Act	Exhibit A
Impediment	Section 7.04(b)
Initial Expiration Time	Section 2.01(d)
Intellectual Property	Exhibit A
Interest Rate	Exhibit A
Intervening Event	Exhibit A
Intervening Event Notice Period	Section 7.01(d)(i)
Liabilities	Exhibit A
Lien	Exhibit A
Maximum Amount	Section 7.03(b)
Merger	Recitals
Merger Amounts	Section 5.05(j)
Merger Consideration	Section 2.06(b)(iii)
Merger Effective Time	Section 2.04
Merger Fund	Section 3.01(a)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.06(d)
Minimum Condition	Section 2.01(a)(i)
New Debt Letters	Section 7.05(c)
Non-U.S. Company Employee	Exhibit A
Non-U.S. Company Plans	Section 4.14(b)
Notice of Superior Proposal	Section 7.01(d)(ii)(1)
Notice Period	Section 7.01(d)(ii)(2)
Offer	Section 2.01(a)
Offer Closing	Section 2.04
Offer Conditions	Section 2.01(a)(iii)
Offer Documents	Section 2.01(h)
Offer Price	Section 2.01(a)

Term	Section
Offer to Purchase	Section 2.01(c)
Parent	Preamble
Parent Benefit Plans	Section 7.10(d)
Parent Disclosure Letter	Exhibit A
Parent Material Adverse Effect	Exhibit A
Parent Termination Fee	Exhibit A
Parent Welfare Plans	Section 7.10(d)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.01(a)
Payoff Amount	Exhibit A
Payoff Letters	Exhibit A
Permits	Exhibit A
Permitted Liens	Exhibit A
Person	Exhibit A
PII	Section 4.12(c)
Pre-Emptive Rights Waiver	Exhibit A
Proceeding	Exhibit A
PSU Amount	Section 3.02(d)
Representatives	Exhibit A
Restraint	Section 9.01(b)
Revised Transaction Proposal	Section 7.01(d)(ii)(2)
Rights Agreement	Recitals
Sarbanes-Oxley Act	Section 4.07(g)
Schedule 14D-9	Section 2.02(b)
Schedule TO	Section 2.01(h)
SEC	Exhibit A
Section 262	Section 2.10
Securities Act	Exhibit A
Severance Pay Plan	Section 7.10(b)
Stockholder List Date	Section 2.02(c)
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Surviving Corporation	Section 2.03
Takeover Law	Section 7.16
Tax	Exhibit A
Tax Return	Exhibit A

Term	Section
Taxing Authority	Exhibit A
Termination Condition	Section 2.01(a)(ii)
Termination Date	Section 9.01(a)
TopCo Parent	Preamble
Transaction Litigation	Section 7.15
Treasury Regulations	Exhibit A
U.S. Company Employee	Exhibit A
U.S. Company Plans	Section 4.14(a)
Willful Breach	Exhibit A

Exhibit B

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and Applicable Law, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered shares of Company Common Stock, if (a) the Minimum Condition or the Termination Condition shall not have been satisfied at the Expiration Time or (b) any of the following conditions exists at the Expiration Time or has occurred and is continuing at the Expiration Time:

(i) any waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act or any other applicable Antitrust Laws (if required) shall not have expired or shall not have been terminated, or any approval required under the HSR Act or any other applicable Antitrust Laws shall not have been received (the “Antitrust Condition”);

(ii) there shall be in effect any Applicable Law or any Governmental Order (whether temporary, preliminary or permanent) issued by a Governmental Authority of competent jurisdiction that prohibits, restrains, enjoins or makes illegal the consummation of the Offer or the Merger;

(iii) any representations and warranties of the Company contained in this Agreement (x) set forth in Section 4.03 (Capitalization) shall not be true and correct as though such representations and warranties had been made as of the Expiration Time except for de minimis deviations, (y) set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(b) (No Conflict; Board Approval) and Section 4.19 (Rights Agreement; No Anti-Takeover Law) shall not be true and correct in all material respects as though such representations and warranties had been made as of the Expiration Time and (z) otherwise set forth in Article IV (1) that are qualified by a Company Material Adverse Effect qualification shall not be true and correct in all respects as so qualified as though such representations and warranties had been made as of the Expiration Time and (2) that are not qualified by a Company Material Adverse Effect qualification shall not be true and correct as though such representations and warranties had been made as of the Expiration Time, except for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (x), (y) or (z), as applicable, as of such date);

B-1

(iv) the covenants and agreements contained in this Agreement to be complied with by the Company on or prior to the Expiration Time shall not have been complied with in all material respects;

(v) Parent and Merger Sub shall not have received a certificate of the Company signed by a duly authorized representative thereof certifying the matters set forth in clauses (iii) and (iv) above;

(vi) TopCo Parent (either directly or through any of its Subsidiaries) shall not have received the proceeds of the Financing or the Financing Sources shall have unconditionally and irrevocably confirmed in writing to TopCo Parent, Parent or Merger Sub that all of the Financing will not be available at the Offer Closing on the terms and conditions set forth in the Financing Letters (“Funding Condition”); and

(vii) since the date of the Agreement, there shall have occurred a Company Material Adverse Effect, or here shall have occurred any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

The foregoing conditions, other than the Minimum Condition, the Termination Condition and the Antitrust Condition, are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in writing in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. Any reference in this Exhibit B or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

The capitalized terms used in this Exhibit B shall have the meanings set forth in the Agreement.

B-2

Exhibit C

FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CSS INDUSTRIES, INC.

ARTICLE I

The name of the corporation is CSS Industries, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE V

The corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

C-1

ARTICLE VIII

The corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the corporation or (ii) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the corporation or elects to continue to serve as a director or officer of the corporation while this Article VIII is in effect. Any repeal or amendment of this Article VIII shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VIII. Such right shall include the right to be paid by the corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise. As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction in which the director derived an improper personal benefit. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

C-2

The corporation may additionally indemnify any employee or agent of the corporation to the fullest extent permitted by law.

Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article VIII shall extend to proceedings involving the negligence of such person.

ARTICLE IX

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE X

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

C-3